 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-236459
Supplement to
Proxy Statement/Prospectus Dated May 13, 2020
ACT II GLOBAL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 341523)
745 5th Avenue
New York, New York 10151
Dear Act II Global Acquisition Corp. Shareholders and Warrant Holders:
On May 15, 2020, we mailed you a definitive proxy statement/prospectus dated May 13, 2020 (the “Definitive Proxy Statement”) related to the extraordinary general meeting of shareholders (the “Shareholders Meeting”) and special meeting of the public warrant holders (the “Warrant Holders Meeting”) of Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”) in connection with, among other things, the proposed acquisition of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and MAFCO”), pursuant to the terms of the purchase agreement, dated as of December 19, 2019 and as amended on February 12, 2020 and May 8, 2020 (as further amended, the “Purchase Agreement”), by and among Act II and Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC. Capitalized terms used in this letter and not otherwise defined have the meaning given to such terms in the Definitive Proxy Statement.
On June 15, 2020, Act II, Project Taste Intermediate LLC, and the Sellers entered into Amendment No. 3 to the Purchase Agreement (“Amendment No. 3”), pursuant to which the parties amended certain provisions of the Purchase Agreement, in order to, among other things:
•
reduce the base cash consideration payable to the Sellers from $415 million to $387.5 million;

•
eliminate the common stock consideration payable to the Sellers, except to the extent issuable in exchange for a dollar-for-dollar reduction to the base cash consideration made at Act II’s election, subject to certain conditions set forth in Amendment No. 3, by an amount not to exceed $21 million (as further described below);

•
provide that the common stock consideration, if any, will be equal to the quotient of (i) the amount, if any, by which the base cash consideration is reduced in accordance with the mechanics set forth below, divided by (ii) the lowest per share price at which Act II Class A Shares are sold by Act II to any person from and after the date of the Purchase Agreement but prior to, at or in connection with the Closing;

•
modifying Act II’s ability to convert cash consideration into stock consideration by adding or modifying the following terms and conditions:

•
the cash available immediately prior to closing, as calculated in the manner prescribed by the Minimum Cash Condition, must be less than $174 million;

•
prior to exercising such an option, Act II is required to use reasonable best efforts to reduce or eliminate the necessity of such a reduction, including, specifically, by deferring expenses, but is no longer required to cooperate with the Sellers in connection with any such actions;

•
the option must be exercised in order to satisfy certain representations and conditions under the Purchase Agreement and Debt Commitment Letter related to minimum cash; and

•
the cap on the amount of consideration which is convertible increased by $1.0 million (from $20 million to $21 million);

•
increase the amount of shares of Whole Earth Brands, Inc. common stock to be deposited into escrow by the Sponsor at the Closing from 2.0 million to 3.0 million;

•
reduce the Minimum Cash Condition from $210 million to $153 million; and

•
remove the obligation of the parties to enter into the Investors Agreement at the Closing, which eliminates, among other things, the board designation and registration rights of the Sellers.

On June 15, 2020, Act II, the Sponsor, and the Sellers entered into Amendment No. 2 to the Sponsor Support Agreement, pursuant to which:
•
the Sponsor agreed to deposit an additional 1.0 million shares of Whole Earth Brands, Inc. common stock (from 2.0 million to 3.0 million) into escrow; and

•
the Sellers no longer have the right to designate two members to the board of directors of Whole Earth Brands, Inc.

Accompanying this letter is a supplement to proxy statement/prospectus (the “Supplement”), dated June 18, 2020. The Supplement contains, among other things: (i) a description of Amendment No. 3 to the Purchase Agreement; (ii) a description of Amendment No. 2 to the Sponsor Support Agreement; and (iii) additional historical and pro forma financial information related to Act II and Merisant and MAFCO. The Supplement should be read in conjunction with the Definitive Proxy Statement, except to the extent information in the Supplement updates or supersedes the information contained in the Definitive Proxy Statement.
The Shareholders Meeting and Warrant Holders Meeting were originally scheduled for June 15, 2020. In light of the changes to the terms of the Business Combination resulting from the Amendment No. 3 to the Purchase Agreement and Amendment No. 2 to the Sponsor Support Agreement, and in order to provide additional time for consideration of these changes, the Shareholders Meeting and Warrant Holders Meeting have been adjourned until June 24, 2020, at 3:30 p.m. Eastern time and 3:00 p.m. Eastern Time, respectively. The meetings will take place in a hybrid format, which will allow Act II shareholders and warrant holders to attend virtually via live webcast. For the purposes of Act II’s Amended and Restated Memorandum and Articles of Association, the physical meetings will be held at the offices of DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020. To be virtually admitted to the Shareholders Meeting, go to www.virtualshareholdermeeting.com/ACTT2020. To be virtually admitted to the Warrant Holders Meeting, go to www.virtualshareholdermeeting.com/ACTTW2020. To minimize risk to shareholders, warrant holders and the community, Act II strongly urges shareholders and warrant holders to attend the Shareholders Meeting and Warrant Holders Meeting remotely through the virtual webcast and discourages anyone from participating in person. The record date for the Shareholders Meeting and Warrant Holders Meeting has not changed and remains fixed at May 1, 2020.
Pursuant to Act II’s Amended and Restated Memorandum and Articles of Association, Act II is providing its public shareholders with the opportunity to redeem, upon the consummation of the Business Combination, all or a portion of its public shares held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days before the Shareholders Meeting) in the Trust Account that holds the proceeds of Act II’s initial public offering. For illustrative purposes, as of June 12, 2020, this would have amounted to approximately $10.18 per issued and outstanding public share. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal.
The deadline to exercise redemption rights has been extended to 5:00 p.m., Eastern time, on June 22, 2020. Any request for redemption, once made by a shareholder, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Shareholders Meeting.
Act II is providing this Supplement in connection with the solicitation of proxies to be voted at the Shareholders Meeting and Warrant Holders Meeting and at any adjournments or postponements of the

ii

Shareholders Meeting and Warrant Holders Meeting. Whether or not you plan to attend the Shareholders Meeting or Warrant Holders Meeting, Act II urges you to read the Supplement and the Definitive Proxy Statement carefully.
After careful consideration, the board of directors of Act II has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Purchase Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Act II’s shareholders in the Definitive Proxy Statement. When you consider the recommendation of these proposals by the board of directors of Act II, you should keep in mind that Act II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” in the Definitive Proxy Statement and “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” herein for a further discussion of these considerations.
Your vote is very important.   Whether or not you plan to attend the Shareholders Meeting and/or Warrant Holders Meeting, please vote as soon as possible by following the instructions in the Definitive Proxy Statement to make sure that your shares and/or warrants are represented at the Shareholders Meeting and/or Warrant Holders Meeting, as the case may be. If you hold your shares and/or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares and/or warrants are represented and voted at the Shareholders Meeting and/or Warrant Holders Meeting, as the case may be. The transactions contemplated by the Purchase Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholders Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Warrant Amendment Proposal are each conditioned upon the approval of each of the Condition Precedent Proposals. The Adjournment Proposal and Warrant Holders Adjournment Proposal (each as defined below) are not conditioned upon the approval of any other proposal.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholders Meeting and/or Warrant Holders Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholders Meeting and/or Warrant Holders Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholders Meeting and will not be voted. An abstention or broker non-vote will be counted towards the quorum requirement but will not count as a vote cast at the Shareholders Meeting. If you are a shareholder of record and/or warrant holder of record, and you attend the Shareholders Meeting and/or Warrant Holders Meeting, respectively, and wish to vote in person, you may withdraw your proxy and vote in person.
On behalf of Act IIs board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
June 18, 2020
Sincerely,
/s/ Irwin D. Simon Irwin D. Simon Executive Chairman of the Board of Directors

iii

ACT II GLOBAL ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 341523)
745 5th Avenue
New York, New York 10151
INTRODUCTION
On May 15, 2020, we mailed you a definitive proxy statement/prospectus dated May 13, 2020 (the “Definitive Proxy Statement”) related to the extraordinary general meeting of shareholders (the “Shareholders Meeting”) and special meeting of the public warrant holders (the “Warrant Holders Meeting”) of Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”) in connection with, among other things, the proposed acquisition of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and MAFCO”), pursuant to the terms of the purchase agreement, dated as of December 19, 2019 and as amended on February 12, 2020 and May 8, 2020 (as further amended, the “Purchase Agreement”), by and among Act II and Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Purchase Agreement, Project Taste Intermediate LLC.
This supplement to proxy statement/prospectus (this “Supplement”) should be read in conjunction with the Definitive Proxy Statement, except to the extent information in this Supplement updates or supersedes the information contained in the Definitive Proxy Statement. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to such terms in the Definitive Proxy Statement.
On June 15, 2020, Act II, Project Taste Intermediate LLC, and the Sellers entered into Amendment No. 3 to the Purchase Agreement (“Amendment No. 3”), pursuant to which the parties amended certain provisions of the Purchase Agreement, in order to, among other things:
•
reduce the base cash consideration payable to the Sellers from $415 million to $387.5 million;

•
eliminate the common stock consideration payable to the Sellers, except to the extent issuable in exchange for a dollar-for-dollar reduction to the base cash consideration made at Act II’s election, subject to certain conditions set forth in Amendment No. 3, by an amount not to exceed $21 million (as further described below);

•
provide that the common stock consideration, if any, will be equal to the quotient of (i) the amount, if any, by which the base cash consideration is reduced in accordance with the mechanics set forth below, divided by (ii) the lowest per share price at which Act II Class A Shares are sold by Act II to any person from and after the date of the Purchase Agreement but prior to, at or in connection with the Closing;

•
modifying Act II’s ability to convert cash consideration into stock consideration by adding or modifying the following terms and conditions:

•
the cash available immediately prior to closing, as calculated in the manner prescribed by the Minimum Cash Condition, must be less than $174 million;

•
prior to exercising such an option, Act II is required to use reasonable best efforts to reduce or eliminate the necessity of such a reduction, including, specifically, by deferring expenses, but is no longer required to cooperate with the Sellers in connection with any such actions;

•
the option must be exercised in order to satisfy certain representations and conditions under the Purchase Agreement and Debt Commitment Letter related to minimum cash; and

•
the cap on the amount of consideration which is convertible increased by $1.0 million (from $20 million to $21 million);

•
increase the amount of shares of Whole Earth Brands, Inc. common stock to be deposited into escrow by the Sponsor at the Closing from 2.0 million to 3.0 million;

•
reduce the Minimum Cash Condition from $210 million to $153 million; and

•
remove the obligation of the parties to enter into the Investors Agreement at the Closing, which eliminates, among other things, the board designation and registration rights of the Sellers.

On June 15, 2020, Act II, the Sponsor, and the Sellers entered into Amendment No. 2 to the Sponsor Support Agreement, pursuant to which:
•
the Sponsor agreed to deposit an additional 1.0 million shares of Whole Earth Brands, Inc. common stock (from 2.0 million to 3.0 million) into escrow; and

•
the Sellers no longer have the right to designate to two members to the board of directors of Whole Earth Brands, Inc.

At the Shareholders Meeting, shareholders will be asked to consider and vote upon the following proposals:
•
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the purchase agreement, dated as of December 19, 2019 and as amended on February 12, 2020, May 8, 2020, and June 15, 2020, by and among Act II, Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Purchase Agreement and Amendment No. 3 to the Purchase Agreement, Project Taste Intermediate LLC. The Purchase Agreement provides for, among other things, Act II’s (or its designee’s) purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, and their respective direct and indirect subsidiaries, “Merisant and MAFCO”), in accordance with the terms and subject to the conditions of the Purchase Agreement (the transactions contemplated by the Purchase Agreement, the “Business Combination”) as more fully described in this Supplement and the Definitive Proxy Statement (we refer to this proposal as the “Business Combination Proposal”);

•
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of Act II’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) (this proposal is referred to herein as the “Domestication Proposal”);

•
Proposal No. 3 — Organizational Documents Proposal — to consider and vote upon a proposal to approve by special resolution, the following material differences between Act II’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation, a copy of which is attached to the Definitive Proxy Statement as Annex F, and the proposed new bylaws, a copy of which is attached to the Definitive Proxy Statement as Annex G, of Act II Global Acquisition Corp. (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law), which will be renamed “Whole Earth Brands, Inc.” in connection with the Business Combination (Act II after the Domestication, including after such change of name, is referred to herein as “Whole Earth Brands, Inc.”), including: (1) changing the corporate name from “Act II Global Acquisition Corp.” to “Whole Earth Brands, Inc.,” (2) making Whole Earth Brands, Inc.’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, and (4) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Act II’s board of directors believes is necessary to adequately address the needs of Whole Earth Brands, Inc. after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal”);
•
Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal by ordinary resolution, to approve for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of Whole Earth Brands, Inc. common stock to the Sellers in connection with the Business Combination and any person or entity in connection with any incremental equity issuances, to the extent such issuances would require a shareholder vote under Nasdaq Listing Rule 5635 (this proposal is referred to herein as the “Stock Issuance Proposal”);

•
Proposal No. 5 — The Incentive Award Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Whole Earth Brands, Inc. 2020 Long-Term Incentive Award Plan (this proposal is referred to herein as the “Incentive Award Plan Proposal”); and

•
Proposal No. 6 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Shareholders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Shareholders Meeting (this proposal is referred to herein as the “Adjournment Proposal”).

Each of Proposals No. 1 through 4 is cross-conditioned on the approval of each other. The Incentive Award Plan Proposal and the Warrant Amendment Proposal are conditioned upon the approval of Proposals No. 1 through 4. The Adjournment Proposal and the Warrant Holder Adjournment Proposal are not conditioned upon the approval of any other proposal.
At the Warrant Holders Meeting, the public warrant holders will be asked to consider and vote upon the following proposals:
•
Proposal No. 1 — The Warrant Amendment Proposal — To consider and vote upon an amendment (the “Warrant Amendment”) to the warrant agreement that governs all of Act II’s outstanding warrants to provide that, immediately prior to the consummation of the Business Combination (as defined in the accompanying proxy statement/prospectus), (i) each of Act II’s outstanding warrants, which currently entitle the holder thereof to purchase one Act II Class A Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the private placement warrants have waived their rights to receive such payment) (the “Warrant Amendment Proposal”); and

•
Proposal No. 2 — The Warrant Holders Adjournment Proposal — To consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Act II that more time is necessary or appropriate to approve the Warrant Amendment Proposal (the “Warrant Holders Adjournment Proposal”).

Each of these proposals is more fully described in the Definitive Proxy Statement, which each shareholder and warrant holder is encouraged to review carefully. The information in the Definitive Proxy Statement continues to apply, except as described in this Supplement. To the extent information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the information contained in this Supplement is more current.
The Shareholders Meeting and Warrant Holders Meeting were originally scheduled for June 15, 2020. In light of the changes to the terms of the Business Combination resulting from the Amendment No. 3 to the Purchase Agreement and Amendment No. 2 to the Sponsor Support Agreement, and in order to provide additional time for consideration of these changes, the Shareholders Meeting and Warrant Holders Meeting have been adjourned until June 24, 2020, at 3:30 p.m. Eastern time and 3:00 p.m. Eastern Time, respectively. The meetings will take place in a hybrid format, which will allow Act II shareholders and warrant holders to attend virtually via live webcast. For the purposes of Act II’s Amended and Restated

Memorandum and Articles of Association, the physical meetings will be held at the offices of DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York 10020. To be virtually admitted to the Shareholders Meeting, go to www.virtualshareholdermeeting.com/ACTT2020. To be virtually admitted to the Warrant Holders Meeting, go to www.virtualshareholdermeeting.com/ACTTW2020. To minimize risk to shareholders, warrant holders and the community, Act II strongly urges shareholders and warrant holders to attend the Shareholders Meeting and Warrant Holders Meeting remotely through the virtual webcast and discourages anyone from participating in person. The record date for the Shareholders Meeting and Warrant Holders Meeting has not changed and remains fixed at May 1, 2020.
Pursuant to the Cayman Constitutional Documents, Act II is providing its public shareholders with the opportunity to redeem, upon the consummation of the Business Combination, all or a portion of its public shares held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days before the Shareholders Meeting) in the Trust Account that holds the proceeds of Act II’s initial public offering (the “Act II IPO”). For illustrative purposes, as of June 12, 2020, this would have amounted to approximately $10.18 per issued and outstanding public share. Public shareholders may elect to redeem their public shares even if they vote “for” the Business Combination Proposal or any other Condition Precedent Proposal.
The deadline to exercise redemption rights has been extended to 5:00 p.m., Eastern time, on June 22, 2020. Any request for redemption, once made by a shareholder, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Shareholders Meeting.
Act II is providing this Supplement in connection with the solicitation of proxies to be voted at the Shareholders Meeting and Warrant Holders Meeting and at any adjournments or postponements of the Shareholders Meeting and Warrant Holders Meeting. Whether or not you plan to attend the Shareholders Meeting or Warrant Holders Meeting, Act II urges you to read this Supplement and the Definitive Proxy Statement carefully.
After careful consideration, the board of directors of Act II has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Purchase Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Act II’s shareholders in the Definitive Proxy Statement. When you consider the recommendation of these proposals by the board of directors of Act II, you should keep in mind that Act II’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” in the Definitive Proxy Statement and “Business Combination Proposal — Interests of Act II’s Directors and Executive Officers in the Business Combination” herein for a further discussion of these considerations.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS SUPPLEMENT OR THE PROXY STATEMENT/PROSPECTUS SUPPLEMENTED, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS SUPPLEMENT OR THE DEFINITIVE PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This Supplement is dated June 18, 2020.

UPDATE TO QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS AND PUBLIC WARRANT HOLDERS	6
UPDATED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	12
UPDATE TO RISK FACTORS	23
SUPPLEMENTAL INFORMATION TO PROPOSAL NO. 1 — BUSINESS COMBINATION PROPOSAL	24
UPDATE TO LEGAL PROCEEDINGS	30
UPDATED BENEFICIAL OWNERSHIP OF WHOLE EARTH BRANDS, INC. SECURITIES	31
UPDATED COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA	34
UPDATE TO MANAGEMENT OF WHOLE EARTH BRANDS, INC. FOLLOWING THE BUSINESS COMBINATION	36
UPDATE TO CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	37
WHERE YOU CAN FIND MORE INFORMATION	38
Appendices
Appendix A Amendment No. 3 to Purchase Agreement	A-1
Appendix B Amendment No. 2 to Sponsor Support Agreement	B-1
Appendix C Condensed Financial Statements for Act II as of March 31, 2020 (unaudited) and December 31, 2019 and for the Three Months Ended March 31, 2020 and 2019 (unaudited)	C-1
Appendix D Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three Months Ended March 31, 2020 and 2019	D-1

Appendix E
Unaudited Condensed Combined Financial Statements of Merisant and
MAFCO as of March 31, 2020 (unaudited) and December 31, 2019 and for the
Three Months Ended March 31, 2020 and 2019 (unaudited)

E-1
Appendix F Merisant and MAFCO’s Management’s Discussion and Analysis for the Three Months Ended March 31, 2020 and 2019	F-1
Appendix G Registration Rights Agreement	G-1

UPDATE TO QUESTIONS AND ANSWERS ABOUT
THE PROPOSALS FOR SHAREHOLDERS AND PUBLIC WARRANT HOLDERS
The following questions and answers are intended to address briefly some common anticipated questions regarding the Purchase Agreement and this Supplement. These questions and answers do not address all questions that may be important to the shareholders and warrant holders of Act II. Shareholders and warrant holders of Act II should refer to the more detailed information contained in the Definitive Proxy Statement or elsewhere in this Supplement, including the text of Amendment No. 3 to the Purchase Agreement and Amendment No. 2 to the Sponsor Support Agreement attached hereto as Appendix A and B, respectively.
Q:
Why is Act II sending this Supplement to its shareholders and warrant holders?

A:
On June 15, 2020, Act II entered into Amendment No. 3 to the Purchase Agreement. This Supplement provides information regarding Amendment No. 3 to the Purchase Agreement and Amendment No. 2 to the Sponsor Support Agreement and the impact that those agreements will have on the terms of the Business Combination, and updates the Definitive Proxy Statement.

Q:
Do I still need to read the Definitive Proxy Statement?

A:
Yes. This Supplement is intended to supplement the Definitive Proxy Statement by providing an update of certain information contained in the Definitive Proxy Statement, particularly information that was included in the Definitive Proxy Statement that has changed as a result of Amendment No. 3 to the Purchase Agreement and Amendment No. 2 to the Sponsor Support Agreement. However, this Supplement does not contain all of the information that you need to know about the proposed Business Combination, and we urge you to read the Definitive Proxy Statement in conjunction with this Supplement, all of the Annexes and Appendices thereto and hereto, and the other documents to which we refer you.

Q:
Has the record date or agenda for the Shareholders Meeting and Warrant Holders Meeting changed?

A:
No. If you were a shareholder of Act II as of the close of business on May 1, 2020 (the “Record Date”), you are entitled to vote at the Shareholders Meeting. If you were a public warrant holder of Act II at the close of business on the Record Date, you are entitled to vote on matters that come before the Warrant Holders Meeting. The agendas for the Shareholders Meeting and the Warrant Holders Meeting have not been changed.

Q:
Has the date and time of the Shareholders Meeting and Warrant Holders Meeting changed?

A:
Yes. The Shareholders Meeting and Warrant Holders Meeting have been adjourned until June 24, 2020, at 3:30 p.m. Eastern time and 3:00 p.m. Eastern Time, respectively. The meeting will take place in a hybrid format, which will allow Act II shareholders and warrant holders to attend virtually via live webcast. For the purposes of Act II’s Amended and Restated Memorandum and Articles of Association, the physical meetings will be held at the offices of DLA Piper LLP (US), located at 1251 Avenue of the Americas, New York, New York. To be virtually admitted to the Shareholders Meeting, go to www.virtualshareholdermeeting.com/ACTT2020. To be virtually admitted to the Warrant Holders Meeting, go to www.virtualshareholdermeeting.com/ACTTW2020. To minimize risk to shareholders, warrant holders and the community, Act II strongly urges shareholders and warrant holders to attend the Shareholders Meeting and Warrant Holders Meeting remotely through the virtual webcast and discourages anyone from participating in person. Holders of Act II ordinary shares on the Record Date are entitled to vote at the Shareholders Meeting. If you were a shareholder of Act II at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholders Meeting. If you were a public warrant holder of Act II at the close of business on the Record Date, you are entitled to vote on matters that come before the Warrant Holders Meeting. The deadline to exercise redemption rights for public shares, and to revoke any prior exercise of redemption rights unless Act II consents to a further extension, has been extended to 5:00 p.m., Eastern time, on June 22, 2020. See “How do I exercise my redemption rights?” below.

Q:
What is the effect of the Amendment No. 3 to the Purchase Agreement on the terms of the Business Combination?

A:
The primary changes to the terms of the Business Combination as a result of Amendment No. 3 to the Purchase Agreement are:

•
the aggregate purchase price to be paid to the Sellers in connection with the Business Combination has been reduced by an aggregate of $52.5 million (from approximately $440 million to approximately $387.5 million), as adjusted in accordance with the Purchase Agreement;

•
the common stock consideration to be paid to the Sellers, valued at approximately $25 million, is eliminated except to the extent issuable in connection with a dollar-for-dollar reduction to the base cash consideration, made at Act II’s election, in accordance with the conditions set forth in Amendment No. 3 and the mechanics set forth below;

•
Act II’s ability to exercise its right to convert cash consideration into stock consideration will now be subject to the following modified or additional terms and conditions:

•
the cash available immediately prior to closing, as calculated in the manner prescribed by the Minimum Cash Condition, must be less than $174 million;

•
prior to exercising such an option, Act II is required to use reasonable best efforts to reduce or eliminate the necessity of such a reduction, including, specifically, by deferring expenses, but is no longer required to cooperate with the Sellers in that connection with any such actions;

•
the option must be exercised in order to satisfy certain representations and conditions under the Purchase Agreement and Debt Commitment Letter related to minimum cash; and

•
the cap on the amount of consideration which is convertible increased by $1.0 million (from $20 million to $21 million);

•
the parties are no longer obligated to enter into the Investors Agreement, and as a consequence, the Sellers will no longer have, among other things, board designation rights or registration rights;

•
the amount of shares of Whole Earth Brands, Inc. common stock to be deposited into escrow by the Sponsor at the Closing has been increased by 1.0 million (from 2.0 million to 3.0 million); and

•
the Minimum Cash Condition has been reduced by $57 million (from $210 million to $153 million).

See “Supplemental Information to Proposal No. 1 — Business Combination.”
Q:
Why did the parties enter into Amendment No. 3 to the Purchase Agreement?

A:
On June 11, 2020, the first redemption date, the amount of redemptions exceeded the amount required for the Minimum Cash Condition to be satisfied. Act II adjourned the Shareholders Meeting and Warrant Holders Meeting on June 15, 2020 and entered into negotiations with the Sellers regarding a potential price reduction and amendment to the Purchase Agreement. The Act II Board determined that the amendment to the Purchase Agreement was in the best interest of Act II and its shareholders and unanimously approved the amendment to the Purchase Agreement.

Q:
Are there changes to any of the other proposals to be acted upon at the Shareholders Meeting and Warrant Holders Meeting and described in the Definitive Proxy Statement?

A:
No. Only the Business Combination Proposal has been updated by this Supplement.

Q:
Did Act II’s board of directors make a revised determination as to the value of Merisant and MAFCO in connection with the renegotiation of the purchase price?

A:
The revised transaction represents a decrease in the total enterprise value of Merisant and MAFCO from $516 million to approximately $439 million.

Q:
What equity stake will current Act II shareholders and the Sellers hold in Whole Earth Brands, Inc. immediately after the consummation of the Business Combination?

A:
As of the date of this Supplement, there are 30,000,000 Act II Class A Shares, which were issued to the public in connection with the Act II IPO, and 7,500,000 Act II Class B Shares, which were issued to the Sponsor, issued and outstanding. As of the date of this Supplement, there is outstanding an aggregate of 21,750,000 warrants, which includes the 6,750,000 private placement warrants held by the Sponsor and the 15,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Act II Class A Share and, following the Domestication, will entitle the holder thereof to purchase one share of Whole Earth Brands, Inc. common stock. Therefore, as of the date of this Supplement (without giving effect to the Business Combination), the Act II fully diluted share capital would be 59,250,000.

It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Purchase Agreement), (1) Act II’s public shareholders are expected to own approximately 70.00% of the outstanding Whole Earth Brands, Inc. common stock, (2) the Sellers are expected to own approximately 1.43% of the outstanding Whole Earth Brands, Inc. common stock, which includes the 600,000 Act II Class A Shares acquired in open market transaction, and (3) the PIPE Investors will own approximately 17.86% of the outstanding shares of Whole Earth Brands, Inc. common stock and (4) the Sponsor is expected to own approximately 10.71% of the outstanding Whole Earth Brands, Inc. common stock. These percentages assume that no public shareholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different from that assumption, the aforementioned percentages will also be different.
The following table illustrates varying ownership levels in Whole Earth Brands, Inc. immediately following the consummation of the Business Combination based on the assumptions above, except for varying levels of redemptions by the public shareholders.
	Share Ownership in Whole Earth Brands, Inc. Following the Business Combination
	Assuming No Redemptions		Assuming High Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Public stockholders	26,100,000	62.14%	11,147,355	38.25%
Sponsor(2)	4,500,000	10.71%	4,500,000	15.44%
PIPE Investors	7,500,000	17.86%	7,500,000	25.73%
Sellers(4)	600,000	1.43%	2,700,000	9.26%
Dicalite Management Group, Inc.	3,300,000	7.86%	3,300,000	11.32%
Total(3)	42,000,000	100.0%	29,147,355	100.0%

(1)
This scenario assumes redemptions of 14,952,645 Act II Class A Shares at approximately $10.167 per share and an additional 2,100,000 shares of Whole Earth Brands, Inc. common stock issued to the Sellers at $10.00 per share (in lieu of cash consideration of $21,000,000) in connection with the Business Combination.

(2)
Includes 3.0 million shares of Whole Earth Brands, Inc. common stock issued to the Sponsor that will be held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of Whole Earth Brands, Inc. common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period.

(3)
Outstanding shares of Whole Earth Brands, Inc. common stock excludes, after giving effect to the Warrant Amendment, (i) 7.5 million shares of Whole Earth Brands, Inc. common stock issuable upon the exercise of the public warrants, each exercisable to purchase one half of one share of Whole Earth Brands, Inc. common stock at $5.75 per share, and (ii) 2.6 million shares of Whole Earth Brands, Inc. common stock issuable upon the exercise of the private placement warrants, each exercisable to purchase one half of one share of Whole Earth Brands, Inc. common stock at $5.75 per share.

(4)
Includes 600,000 Act II Class A Shares acquired in open market transactions.

For further details, see “Supplemental Information to Proposal No. 1 — Business Combination Proposal — Update to the Purchase Price — Common Stock Consideration” and “Updated Beneficial Ownership Table of Whole Earth Brands, Inc. Securities” herein.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Act II’s transfer agent, that Whole Earth Brands, Inc. redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Act II’s transfer agent, physically or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 22, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed.
The address of Continental, Act II’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Act II’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of June 12, 2020, this would have amounted to approximately $10.18 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Act II’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Shareholders Meeting. If you deliver your shares for redemption to Continental, Act II’s transfer agent, and later decide prior to the Shareholders Meeting not to elect redemption, you may request that Act II’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Act II’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Act II’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Shareholders Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Act II’s agent, at least two business days prior to the vote at the Shareholders Meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Whole Earth Brands, Inc. will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Whole Earth Brands, Inc. common stock that will be redeemed immediately after consummation of the Business Combination.
If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I have already exercised my redemption rights and now wish to revoke my redemption rights, how do I revoke my redemption rights?

A:
Any demand for redemption, once made, including any exercise of redemption rights prior to the date of this Supplement, may be withdrawn at any time until the deadline for exercising redemption rights and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:
What happens to Act II if the Business Combination is not completed?

A:
Act II will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Purchase Agreement. If Act II is not able to complete the Business Combination with Merisant and MAFCO by April 30, 2021 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman Constitutional Documents, Act II will: (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of Act II’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to Act II’s Secretary at Act II’s address set forth below so that it is received by Act II’s Secretary prior to the vote at the Shareholders Meeting (which is scheduled to take place on June 24, 2020) or attend the Shareholders Meeting virtually or in person. Shareholders also may revoke their proxy by sending a notice of revocation to Act II’s Secretary, which must be received by Act II’s Secretary prior to the vote at the Shareholders Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Warrant Holders may send a later-dated, signed proxy card to Act II’s Secretary at Act II’s address set forth below so that it is received by Act II’s Secretary prior to the vote at the Warrant Holders Meeting (which is scheduled to take place on June 24, 2020) or attend the Warrant Holders Meeting virtually or in person. Warrant Holders also may revoke their proxy by sending a notice of revocation to Act II’s Secretary, which must be received by Act II’s Secretary prior to the vote at the Warrant Holders Meeting. However, if your warrants are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need copies of the Definitive Proxy Statement or this Supplement, you should contact:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: ACTT.info@investor.morrowsodali.com
You also may obtain additional information about Act II from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Act II’s transfer agent, at the address below prior to the Shareholders Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on June 22, 2020 (two business days before the Shareholders Meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

UPDATED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination. Upon consummation of the Business Combination, Act II will purchase all of the outstanding equity interests in Merisant and MAFCO, in accordance with the terms and subject to the conditions of the Purchase Agreement. Immediately prior to the consummation of the Business Combination, Act II, a Cayman Islands exempted company, intends to effect a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Act II’s jurisdiction of incorporation will be transferred by way of continuation from the Cayman Islands to the State of Delaware and the name of the registrant will be changed to “Whole Earth Brands, Inc.”
The historical combined financial statements of Merisant and MAFCO are included in Supplement.
The unaudited pro forma condensed combined income statement for the year ended December 31, 2019 was derived from Merisant and MAFCO’s audited combined income statement for the year ended December 31, 2019 and Act II’s audited income statement for the year ended December 31, 2019. The unaudited pro forma condensed combined balance sheet and income statement as of and for the three months ended March 31, 2020 were derived from Merisant and MAFCO’s unaudited condensed combined financial statements as of and for the three months ended March 31, 2020 and Act II’s unaudited condensed financial statements as of and for the three months ended March 31, 2020.
The unaudited pro forma condensed combined income statements for the year ended December 31, 2019 and for the three months ended March 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives effect to the Business Combination as if it was completed on March 31, 2020.
This information should be read together with Merisant and MAFCO’s and Act II’s respective financial statements and the related notes, “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in the Definitive Proxy Statement and this Supplement.
The unaudited pro forma condensed combined financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations, with Act II deemed to be the accounting acquirer because, among other reasons:
•
cash consideration will be transferred from Act II to the Sellers; and

•
Act II’s public shareholders, PIPE Investors and the Sponsor will own, in the aggregate, up to approximately 100% of the shares of Whole Earth Brands, Inc. common stock, which represents a controlling interest in Whole Earth Brands, Inc., immediately after giving effect to the Business Combination.

The aggregate ownership percentage of shares of Whole Earth Brands, Inc. common stock by the current Act II shareholders and new shares of Whole Earth Brands, Inc. common stock issued as consideration in connection with the Business Combination immediately after the Business Combination is subject to adjustment depending on the amount of redemptions of Act II Class A Shares by Act II’s public shareholders, as discussed further below.
The unaudited pro forma condensed combined financial statements reflect adjustments to the historical financial information that are expected to have a continuing impact on the results of the combined company, factually supportable and directly attributable to the following events and transactions:
•
the Business Combination;

•
the payment of the cash consideration to the Sellers;

•
the closing of the Private Placement;

•
the conversion of each Act II Class A Share into one fully paid and non-assessable share of Whole Earth Brands, Inc. common stock;

•
each Act II public warrant becoming exercisable for one-half of one share of Whole Earth Brands, Inc. common stock, on the same terms and conditions as those applicable to the Act II public warrants (after giving effect to the Warrant Amendment);

•
the cancellation of 3,000,000 of Act II Class B Shares, and the remaining 4,500,000 Act II Class B Shares being converted into 4,500,000 shares of Whole Earth Brands, Inc. common stock;

•
the redemption of Act II Class A Shares by Act II’s public shareholders, under two scenarios described below, in accordance with Act II’s amended and restated certificate of incorporation.

Act II is providing its public shareholders with the opportunity to redeem, upon the closing of the Business Combination, each Act II Class A Share then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account, which holds the proceeds (including interest, which shall be net of taxes payable) of the Act II IPO.
Based on funds in the trust account of approximately $305,037,224 as of March 31, 2020, the estimated per share redemption price would have been approximately $10.167. Act II cannot predict how many of its public shareholders will elect to redeem their shares for cash. As described in the notes below, the number of shares of Act II Class A Shares redeemed may impact the amount of cash available to pay the cash portion of the purchase price and the other required uses of cash at closing and may impact the mix of cash and equity consideration payable to the Sellers. As a result, Act II is providing the unaudited pro forma condensed combined financial statement under the following two scenarios:
(1)
No Redemption Scenario (“Scenario 1”): Assumes none of the Act II public shareholders exercise their right to have their Act II Class A Shares redeemed for cash upon consummation of the Business Combination; and

(2)
High Redemption Scenario (“Scenario 2”): Assumes Act II public shareholders elect to redeem 14,952,645 Act II Class A Shares upon consummation of the Business Combination. Giving effect to the pro forma adjustments and assumptions herein, this is the high number of shares that can be redeemed without seeking a waiver of the condition to the closing of the Business Combination.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Three Months Ended March 31, 2020
(Dollars in thousands, except per share amounts)
	COMBINED MERISANT/ MAFCO	ACT II	ADJUSTMENTS DEBIT (CREDIT)	ADJ. #	PRO FORMA
Product revenues	$66,000				$66,000
Cost of goods sold	39,900				39,900
GROSS PROFIT	26,100				26,100
Selling, general & administrative expenses	15,900	$575			16,475
Restructuring and other non-recurring expenses	400				400
Asset impairment charges	40,600		$(40,600)	f
Amortization of intangibles	2,500		(98)	a	2,402
OPERATING INCOME (LOSS)	(33,300)	(575)	(40,698)		6,823
Interest expense on bank debt			3,025	c	3,025
Interest (income)		(754)	754	b
Other (income) expense, net	(1,700)				(1,700)
INCOME (LOSS) BEFORE INCOME TAXES	(31,600)	179	(36,919)		5,498
(Benefit) provision for income taxes	(3,100)		4,255	d	1,155
NET INCOME (LOSS)	$(28,500)	$179	$(32,664)		$4,343
(Loss) Earnings Per Share:
	HISTORICAL	PRO FORMA SCENARIO 1
Weighted Average number of shares	8,997,643(1)	42,000,000
Basic and diluted	$(0.06)(2)	$0.10
PRO FORMA SCENARIO 2
Weighted Average number of shares	29,147,355
Basic and diluted	$0.15

(1)
Excludes an aggregate of 28,449,516 shares subject to possible redemption at March 31, 2020.

(2)
Net loss per share — basic and diluted excludes income attributable to shares subject to possible redemption of $715,207 for the three months ended March 31, 2020.

(3)
See “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for description of adjustments.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 31, 2019
(Dollars in thousands, except per share amounts)
	COMBINED MERISANT/ MAFCO	ACT II	ADJUSTMENTS DEBIT (CREDIT)	ADJ. #	PRO FORMA
Product revenues	$272,200				$272,200
Cost of goods sold	163,600				163,600
GROSS PROFIT	108,600				108,600
Selling, general & administrative expenses	65,900	$351			66,251
Restructuring and other non-recurring expenses	2,200				2,200
Amortization of intangibles	10,700		(1,090)	a	9,610
OPERATING INCOME	29,800	(351)	(1,090)		30,539
Interest expense on bank debt			12,100	c	12,100
Interest income		4,255	(4,255)	b	0
Unrealized gain on Trust Account investments		28	(28)	b	0
Foreign exchange (gain)/loss					0
Other expense, net	1,400				1,400
INCOME BEFORE INCOME TAXES	28,400	3,932	15,293		17,039
(Benefit) provision for incomes taxes	(2,500)		6,078	d	3,578
NET INCOME	$30,900	$3,932	$21,371		$13,461
(Loss) Earnings Per Share:
	HISTORICAL	PRO FORMA SCENARIO 1
Weighted Average number of shares	8,410,915(1)	42,000,000
Basic and diluted	$(0.02)(2)	$0.32
PRO FORMA SCENARIO 2
Weighted Average number of shares	29,147,355
Basic and diluted	$0.46

(1)
Excludes an aggregate of 28,502,357 shares subject to possible redemption at December 31, 2019.

(2)
Net loss per share — basic and diluted excludes income attributable to shares subject to possible redemption of $4,069,302 for the year ended December 31, 2019.

(3)
See “Notes to Unaudited Pro Forma Condensed Combined Financial Information” for description of adjustments.

PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2020
(Dollars in thousands, except per share data)
(Unaudited)
	Combined Merisant/MAFCO	Act II	Scenario 1 Assuming No Redemptions			Scenario 2 Assuming High Redemptions
			Adjustments Assuming No Redemption	Adj #		Adjustments Assuming Maximum Redemption	Adj #
ASSETS
Current Assets
Cash and cash equivalents	$10,500	$583	$128,287	a	$139,370	$(2,750)	a	$8,333
Accounts receivable – net	53,100				53,100			53,100
Inventories	116,400				116,400			116,400
Prepaid expenses and other current assets	6,800	104			6,904			6,904
TOTAL CURRENT ASSETS	186,800	687	128,287		315,774	(2,750)		184,737
Marketable securities held in Trust Account		305,037	(305,037)	a	0	(305,037)	a	0
Property, plant and equipment – net	20,200				20,200			20,200
Right of use asset		267			267			267
Goodwill	113,100		(62,600)	c	50,500	(62,600)	c	50,500
Other intangible assets – net	225,900		2,800	b	228,700	2,800	b	228,700
Other assets	3,700	38			3,738			3,738
TOTAL ASSETS	$549,700	$306,029	$(236,550)		$619,179	$(367,587)		$488,142
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$27,200	$195			$27,395			$27,395
Operating lease liability		217			217			217
Accrued expenses and other current liabilities	21,600				21,600			21,600
TOTAL CURRENT LIABILITIES	48,800	412			49,212			49,212
Bank debt			$180,000	a	180,000	$180,000	a	180,000
Operating lease liability, net of current portion		65			65			65
Deferred underwriting fee payable		11,280	(11,280)	e	0	(11,280)	e	0
Due to related party	6,900		(6,900)	j	0	(6,900)	j	0
Deferred tax liabilities, net	30,900				30,900			30,900
Other liabilities	18,100		(5,900)	j	12,200	(5,900)	j	12,200
TOTAL LIABILITIES	104,700	11,757	155,920		272,377	155,920		272,377
Ordinary shares subject to redemption		289,272	(289,272)	f		(289,272)		0
Net parent investment	445,000		(445,000)	g		(445,500)		0
Class A ordinary Shares, $0.0001 par value; 200,000,000 sharesauthorized; 1,550,484 shares issued and outstanding (excluding 28,449,516 shares subject to possible redemption) historically and 42,000,000 shares and 29,147,355 shares proforma			1		1			0
Class B ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 7,500,000 shares issued and outstanding historically and none pro forma		1	(1)		0	(1)		0
Additional capital		888	353,022	i	353,910	221,986		222,874
Retained earnings		4,111	(11,220)	d	(7,109)	(11,220)		(7,109)
TOTAL SHAREHOLDERS’ EQUITY	445,000	5,000	(103,198)		346,802	(234,235)		215,765
TOTAL LIABILITIES AND EQUITY	$549,700	$306,029	$(236,550)		$619,179	$(367,587)		$488,142

Notes to Unaudited Pro Forma Combined Financial Information
1. Basis of Pro Forma Presentation
Overview
The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with Act II as the acquiring entity and Merisant and MAFCO as the acquiree. Under the acquisition method of accounting, Act II’s assets and liabilities will retain their carrying amounts and the assets and liabilities of Merisant and MAFCO will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the Business Combination and the other related transactions had taken place on December 31, 2019 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2019 in the case of the unaudited pro forma condensed combined income statements.
The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Act II, who was determined to be the accounting acquirer.
Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination, include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.
The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) Act II’s historical financial statements and related notes for the year ended December 31, 2019 and for the three months ended March 31, 2020, as well as “Act II’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in the Definitive Proxy Statement and this Supplement, (ii) Merisant and MAFCO’s historical financial statements and related notes for the year ended December 31, 2019 and for the three months ended March 31, 2020 , as well as “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in the Definitive Proxy Statement and this Supplement.
The pro forma adjustments represent management’s estimates based on information available as of the date of this Supplement and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact. In addition, the unaudited pro forma condensed combined financial statements do not reflect additional costs and expenses that Whole Earth Brands, Inc. may incur as a public company (other than those incurred by Act II and reflected in the unaudited pro forma condensed combined financial statements). Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Business Combination and the other related transactions are not included in the unaudited pro forma condensed combined income statements. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash, unless otherwise noted.
2. Preliminary Allocation of Purchase Price
The total purchase consideration for the Business Combination has been allocated to the assets acquired, liabilities assumed, for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired, liabilities assumed and non-controlling interest but in no event later than one year following the completion of the Business Combination.
Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements.
Any increase or decrease in the fair value of the assets acquired, liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of Whole Earth Brands, Inc. following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The purchase consideration was preliminarily allocated as follows:
	Scenario 1	Scenario 2
Cash paid to selling shareholder	$387,500	$366,500
Equity consideration paid to selling shareholder	0	21,000
	$387,500	$387,500
Accounts receivable	$53,100	53,100
Inventories	116,400	116,400
Prepaids expenses and other current assets	6,800	6,800
Property, plant and equipment	20,200	20,200
Other assets	3,700	3,700
Intangible assets	228,700	228,700
Goodwill	50,500	50,500
Accounts payable	(27,200)	(27,200)
Accrued expenses and other current liabilities	(21,600)	(21,600)
Deferred tax liabilities	(30,900)	(30,900)
Other liabilities	(12,200)	(12,200)
	$387,500	$387,500
For Scenario 1, no equity consideration is to be paid to the Sellers.
For Scenario 2, the estimated value of the equity consideration paid, or deemed paid, to the Sellers includes shares of Whole Earth Brands, Inc. common stock with an estimated fair value of $21,000,000 and assumes a per share market value of common stock of Whole Earth Brands, Inc. of $10.00 per share. Ultimately the value of consideration could vary depending on the stock price as of consummation of the Business Combination.
The preliminary allocation of the purchase consideration to identifiable intangibles and property and equipment was based on the estimated fair value of such assets. Amortization of identifiable intangibles and depreciation expense for property and equipment was preliminarily estimated based on a straight-line methodology, which approximates the remaining weighted useful life of such underlying assets. The fair value of the inventory was determined through use of the replacement cost approach.
The amount that will ultimately be allocated to these identified intangible assets, property and equipment and inventory and the related amount of amortization and depreciation, may differ materially from this preliminary allocation.
Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by Merisant and MAFCO.
3. Pro Forma Adjustments and Assumptions
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other transactions described above and has been prepared for informational purposes only. The unaudited pro forma condensed combined income statements are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the combined company. The unaudited pro forma condensed combined financial information is based upon the historical financial statements of Act II and Merisant and MAFCO and should be read in conjunction with their historical financial statements included elsewhere in the Definitive Proxy Statement.
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, the Private Placement and the Debt Financing, (2) factually supportable, and (3) with respect to the income statements, expected to have a continuing impact on the results of Whole Earth Brands, Inc.
There were no intercompany balances or transactions between Act II and Merisant and MAFCO as of the dates and for the periods of these unaudited pro forma combined financial statements.
The pro forma combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined income statements are based upon the number of Whole Earth Brands, Inc.’s shares outstanding, assuming the Business Combination and Private Placement occurred on January 1, 2019.
Pro Forma Adjustments to Income Statements:
(a)
Intangible assets were valued based upon a preliminary valuation exercise, which will be updated upon applying the final purchase price allocation. Trademarks and trade names, and product formulations were preliminarily valued using an income approach, more specifically the relief from royalty method. Customer relationships were preliminarily valued using the multi-period excess earnings method or the distributor method, depending on the selling practice of the geographic market served. The adjustments to intangible assets to reflect values and the amortization expense are as follows:

	Preliminary Fair Value	Estimated Useful Life in Years	Amortization Expense for the Year Ended December 31, 2019	Amortization Expense for the Three Months Ended March 31, 2020
Trademarks and trade names	$116,700	25	$4,668	$1,167
Customer relationships	93,900	19	4,942	1,235
Product formulations	18,100	Indefinite	—	—
Total	228,700		9,610	2,402
Less: Merisant/Mafco historical intangibles and amortization expense	225,900		10,700	2,500
Pro forma adjustments	$2,800		$(1,090)	$(98)

(1)
Historical useful lives utilized by Merisant and MAFCO have been applied on a preliminary basis pending a final purchase price allocation which will be based on a full valuation.

(b)
Represents the adjustment to eliminate the historical interest income and unrealized gains of Act II associated with the funds that were held in the Trust Account, which will be used to fund portions of the aggregate cash obligations (as defined under the Purchase Agreement) in connection with the Business Combination.

(c)
In connection with the Business Combination, Whole Earth Brands, Inc. is expected to enter into (x) a first lien term loan facility of up to $185,000,000 that matures in five years and (y) a first lien revolving loan facility of up to $50,000,000 that matures in five years. Loans outstanding under the first lien term loan facility and the first lien revolving loan facility will accrue interest at a rate per annum equal to LIBOR plus a margin ranging from 2.25% to 3.00% depending on the achievement of certain leverage ratios, and undrawn amounts under the first lien revolving loan facility will accrue a commitment fee at a rate per annum of 0.40% on the average daily undrawn portion of the commitments thereunder, with step downs to 0.30% upon achievement of certain leverage ratios. Principal payments on the first lien term loan facility will be due quarterly, in amounts equal to (i) 2.5% of the original principal amount of the first lien term loan facility during the first and second years after the closing date of the credit facilities, (ii) 5.0% of the original principal amount of the first lien term loan facility during the third year after the closing date of the credit facilities and (iii) 10% of the original principal amount of the first lien term loan facility during the fourth and fifth years after the closing date of the credit facilities. In addition to the $185,000,000 term loan facility, Whole Earth Brands, Inc. will have the option to draw down an additional $5,000,000 under the revolving loan facility at closing of the business combination, with the remainder of the revolving loan facility available the following day subject to compliance with leverage requirements. No drawdowns under the revolving credit facility have been assumed in these unaudited pro forma condensed financial statements.
Pro forma interest expense assumes a weighted average interest rate of approximately 6%. Each 1% change in the assumed rate would create a $1,850,000 change in annual interest expense and a $462,500 change in quarterly interest expense.
Included in the adjustments to interest expense is amortization of deferred financing costs of $1,000,000 for the year ended December 31, 2019 and $250,000 for the three months ended March 31, 2020.
Excluded from the adjustments to interest expense is the effect of any interest rate hedging activities.
(d)
This adjustment represents the estimated income tax effect of the pro-forma adjustments to reflect income taxes at an estimated 21% rate.

(e)
Pro forma basic earnings per share was computed by dividing pro forma net income attributable to shares of Whole Earth Brands, Inc. common stock by the weighted average of Act II Class A Shares, as if such shares were issued and outstanding as of January 1, 2019. Basic shares outstanding were calculated based on the following ordinary shares outstanding:

	SCENARIO 1		SCENARIO 2
	NO REDEMPTIONS	%	MAX REDEMPTIONS	%
Shares held by Act II Sponsor	4,500,000	10.71%	4,500,000	15.44%
Shares held by Seller	600,000	1.43%	2,700,000	9.26%
Shares held by PIPE investors	7,500,000	17.86%	7,500,000	25.73%
Shares held by Dicalite Management Group, Inc.	3,300,000	7.86%	3,300,000	11.32%
Shares held by public	26,100,000	62.14%	26,100,000	38.25%
Maximum redemptions			(14,952,645)
Total common shares o/s	42,000,000	100.00%	29,147,355	100.00%
Pro forma dilutive earnings per share was computed using the “treasury stock buyback” method to determine the potential dilutive effect of its outstanding options. The currently outstanding Act II public warrants with an exercise price of $11.50 per share will become exercisable for one share of Whole Earth Brands, Inc. common stock. The Act II public warrants are not dilutive on a pro forma basis; however, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement.
For further details, see “Updated Beneficial Ownership Table of Whole Earth Brands, Inc. Securities” herein.
(f)
To eliminate the Seller’s asset impairment charge.

Pro Forma Adjustments to the Balance Sheet:
(a)
Represents the net adjustment to cash associated with Act II’s payment of cash consideration in the Business Combination:

Pro forma net adjustment to cash associated with purchase adjustments:
	Scenario 1	Scenario 2
Act II cash previously in trust(1)	$305,037,000	$305,037,000
Proceeds from PIPE(2)	75,000,000	75,000,000
Proceeds from new bank debt(3)	180,000,000	180,000,000
Shareholder redemptions(4)		(152,037,000)
Cash retained by seller	(10,500,000)	(10,500,000)
Repurchase of warrants(5)	(11,250,000)	(11,250,000)
Cash consideration(6)	(387,500,000)	(366,500,000)
Payment of transaction costs(7)	(22,500,000)	(22,500,000)
	$128,287,000	$(2,750,000)

(1)
Represents the adjustment related to the reclassification of the cash equivalents held in the Trust Account in form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination and the payment of a portion of the aggregate cash obligations (as defined under the Purchase Agreement).

(2)
Represents the shares and warrants Act II agreed to issue and sell to the PIPE Investors for gross proceeds of approximately $75,000,000.

(3)
Represents additional funds raised through the new loan. Estimated financing fees of $5,000,000 have been deducted from the bank debt as presented on the accompanying pro forma balance sheet.

(4)
Represents cash paid for redemptions of Act II Class A Shares based on the High Redemption scenario described above.

(5)
Represents the cash to be paid to repurchase the warrants.

(6)
Represents the cash consideration portion of the total consideration that is expected to be paid to effectuate the Business Combination prior to any of the Sellers’ costs.

(7)
Reflects the impact of estimated transaction costs of $22,500,000 for Scenario 1 and 2, respectively. This amount excludes $5 million of financing fees, which are reflected in footnote (3) above, related to the new bank debt.

(b)
Represents the adjustment to intangible assets to reflect their estimated fair values on the preliminary purchase price allocation (see Note a — Pro Forma Adjustments to the Income Statement).

(c)
Represents the adjustment to goodwill based on the preliminary purchase price allocation (see Note 2).

(d)
Represents the transaction cost expense at closing going against retained earnings. Of the $22,500,000, $11,220,000 has been recognized in retained earnings.

(e)
Represents the payment of deferred underwriting costs of approximately $11,280,000.

(f)
Represents an adjustment to reflect that at the time of issuance, certain Act II ordinary shares were subject to a possible redemption and, as such, an amount of $289,272,046 was classified as redeemable equity in Act II’s historical balance sheet as of March 31, 2020.

(g)
Represents the elimination of the Seller’s Net Parent Investment in Merisant and MAFCO, and the elimination of the amount due to a related party.

(h)
Represents the cancellation of 3,000,000 of Act II Class B Shares and the remaining 4,500,000 Act II Class B Shares being converted into 4,500,000 shares of Whole Earth Brands, Inc. common stock.

(i)
Represents the pro forma adjustments to additional paid-in capital.

	Scenario 1	Scenario 2
Conversion of redeemable shares held by Act II public shareholders to APIC net of par value amount	$289,272,946	$137,237,441
Increase in APIC attributable to stock issued to PIPE investors	74,999,250	74,999,250
Decrease in APIC as the result of the repurchase of warrants	(11,250,000)	(11,250,000)
Increase in APIC attributable to stock issued to seller		20,999,790
Cancellation of Act II Sponsor shares	300	300
	$353,022,496	$221,986,781

(j)
Represents the elimination of Seller liabilities not assumed in the Business Combination.

UPDATE TO RISK FACTORS
Whole Earth Brands, Inc. will issue shares of Whole Earth Brands, Inc. common stock in the Private Placement to complete the Business Combination. Such issuance will dilute the interest of Act II’s public shareholders and likely present other risks.
It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Purchase Agreement), (1) Act II’s public shareholders are expected to own approximately 62.14% of the outstanding Whole Earth Brands, Inc. common stock, (2) the Sellers are expected to own approximately 1.43% of the outstanding Whole Earth Brands, Inc. common stock, which includes 600,000 Act II Class A Shares acquired in open market transactions, (3) the PIPE Investors are expected to collectively own approximately 17.86% of the outstanding shares of Whole Earth Brands, Inc. common stock, (4) the Sponsor is expected to own approximately 10.71% of the outstanding Whole Earth Brands, Inc. common stock, and (5) Dicalite Management Group. Inc. is expected to own approximately 7.86% of the outstanding Whole Earth Brands, Inc. common stock. These percentages assume that no public shareholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different from that assumption, the aforementioned percentages will also be different.
Future resales of common stock after the consummation of the Business Combination may cause the market price of Whole Earth Brands, Inc.’s securities to drop significantly, even if Whole Earth Brands, Inc.’s business is doing well.
After the consummation of the Business Combination and subject to certain exceptions, the Sellers and the Sponsor will be contractually restricted from selling or transferring any of their shares of common stock. However, following the expiration of such lockups, neither the Sellers nor the Sponsor will be restricted from selling shares of Whole Earth Brands, Inc.’s common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of Whole Earth Brands, Inc. common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Whole Earth Brands, Inc. common stock. It is anticipated that, following the Business Combination (assuming consummation of the transactions contemplated by the Purchase Agreement), (1) Act II’s public shareholders are expected to own approximately 62.14% of the outstanding Whole Earth Brands, Inc. common stock, (2) the Sellers are expected to own approximately 1.43% of the outstanding Whole Earth Brands, Inc. common stock, which includes 600,000 Act II Class A Shares acquired in open market transactions, (3) the PIPE Investors are expected to collectively own approximately 17.86% of the outstanding shares of Whole Earth Brands, Inc. common stock, (4) the Sponsor is expected to own approximately 10.71% of the outstanding Whole Earth Brands, Inc. common stock, and (5) Dicalite Management Group. Inc. is expected to own approximately 7.86% of the outstanding Whole Earth Brands, Inc. common stock. These percentages assume that no public shareholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different from that assumption, the aforementioned percentages will also be different.
For further details, see “Updated Beneficial Ownership Table of Whole Earth Brands, Inc. Securities” herein.

SUPPLEMENTAL INFORMATION TO
PROPOSAL NO. 1 — BUSINESS COMBINATION PROPOSAL
Amendment to Purchase Agreement
General Description of the Changes to the Purchase Agreement
On June 15, 2020, Act II entered into Amendment No. 3 to the Purchase Agreement (“Amendment No. 3” or the “amendment”) with Sellers and Project Taste Intermediate LLC. The following is a description of material revisions to the Purchase Agreement pursuant to Amendment No. 3. The following summary is qualified in its entirety by reference to the complete text of Amendment No. 3, which is attached as Appendix A hereto. You are urged to read the Purchase Agreement in its entirety because it is the primary legal document that governs the Business Combination. Except as described below, no material changes have been made to the terms of the Purchase Agreement.
Update to the Purchase Price
Amendment No. 3 provides that the aggregate purchase price to be paid to the Sellers in connection with the Business Combination is reduced from approximately $440 million to approximately $387.5 million. The Sellers will only receive common stock consideration under certain conditions, and only at Act II’s option, in accordance with the mechanics set forth below.
Cash Consideration
Amendment No. 3 provides that the base cash consideration to be paid to the Sellers in connection with the consummation of the Business Combination is reduced from $415 million to $387.5 million (subject to the same customary closing adjustments to account for differences between the estimated and closing calculations of net working capital, indebtedness, cash and transaction expenses, as originally set forth in the Purchase Agreement), which may be further reduced in accordance with the adjustment mechanics and conditions set forth below and further described in the amendment.
Common Stock Consideration
Amendment No. 3 eliminates the common stock consideration to be paid to the Sellers, which was valued at approximately $25 million, except to the extent issuable in exchange for a dollar-for-dollar reduction to the base cash consideration, made at Act II’s election, in an amount not to exceed $21 million, subject to the following modified or additional conditions. In order to exercise this conversion right, the cash available immediately prior to closing (as calculated in the manner prescribed by the Minimum Cash Condition) must be less than $174 million. In addition, prior to exercising this option, Act II will be required to use reasonable best efforts to reduce or eliminate the necessity of such a reduction, including, specifically, by deferring expenses, but is no longer required to cooperate with the Sellers in that connection. Further, the option must only be exercised in order to satisfy certain representations and conditions under the Purchase Agreement and Debt Commitment Letter related to minimum cash. If the base cash consideration is not reduced by Act II in accordance with the mechanics described in the amendment, the Sellers will not receive any common stock consideration in connection with the consummation of the Business Combination, and the purchase price will be paid solely in cash.
Update to the Escrowed Sponsor Shares
Amendment No. 3 preserves the escrow period and release mechanics as described in the “Escrowed Sponsor Shares” section of the Definitive Proxy Statement; however, the amount of shares of Whole Earth Brands, Inc. common stock the Sponsor will contribute into escrow is 3.0 million (rather than 2.0 million).
Update to the Closing Conditions
Minimum Cash
The Minimum Cash Condition has been decreased from $210 million to $153 million.

Update to Related Agreements
Update to Sponsor Support Agreement
In addition to and concurrently with the execution of Amendment No. 3, the Sponsor, Act II and the Sellers entered into Amendment No. 2 to the Sponsor Support Agreement, which is attached hereto as Appendix B. Pursuant to the Amendment No. 2 to the Sponsor Support Agreement:
•
the Sponsor agreed to deposit an additional 1.0 million shares of Whole Earth Brands, Inc. common stock (from 2.0 million to 3.0 million) into escrow; and

•
the Sellers no longer have the right to designate two members to the board of directors of Whole Earth Brands, Inc.

The foregoing description of Amendment No. 2 to the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of Amendment No. 2 to the Sponsor Support Agreement, a form of which is attached as Appendix B to this Supplement.
Elimination of the Investors Agreement
Pursuant to Amendment No. 3, Whole Earth Brands, Inc., the Sponsor, and Flavors Holdings will no longer enter into the Investors Agreement. As a result, and among other things, (i) the Sponsor and Flavors Holdings will no longer be granted rights to designate directors for election to the board of directors of Whole Earth Brands, Inc., (ii) Flavors Holdings will no longer have the right to approve certain matters as set forth therein, (iii) Flavors Holdings will no longer be subject to certain transfer restrictions and (iv) Flavors Holdings will not receive certain registration rights.
Because the Investors Agreement will no longer be entered into, the Registration Rights Agreement, dated April 25, 2019, by and between the Company, the Sponsor and the holders party thereto (the “RRA”), will no longer be superseded at the closing of the Business Combination. Pursuant to the RRA, the holders of the Act II Class B Shares, private placement warrants and public warrants that may be issued on conversion of working capital loans (and any Act II Class A Shares issuable upon the exercise of the private placement warrants or public warrants issued upon conversion of the working capital loans and upon conversion of the Act II Class B Shares), and the Whole Earth Brands, Inc. securities into which such securities will convert into upon the closing of the Business Combination, be entitled to registration rights requiring Whole Earth Brands, Inc. to register such securities for resale. Therefore, the Sponsor will be entitled to make up to three demands, excluding short form demands, that Whole Earth Brands, Inc. register such securities. In addition, the Sponsor has certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the business combination and rights to require Whole Earth Brands, Inc. to register for resale such securities pursuant to Rule 415 under the Securities Act. Whole Earth Brands, Inc. will bear the expenses incurred in connection with the filing of any such registration statements.
Amendment and Consent to Commitment Letter
In addition to and concurrently with the execution of Amendment No. 3, Act II, TD Securities (USA) LLC, The Toronto-Dominion Bank, New York Branch, and Toronto Dominion (Texas) LLC entered into a side letter relating to certain matters set forth in the Debt Commitment Letter (the “Commitment Letter Consent”). Among other things, the Commitment Letter Consent (i) amended certain factual and procedural statements in the Commitment Letter regarding the overall proposed Transaction and (ii) provided consent from the TD Entities regarding Act II’s entry into Amendment No. 3.
Consent of Private Placement Investors
Act II received consent from all of the PIPE Investors for the amendments to the Purchase Agreement, the Sponsor Support Agreement and the Debt Commitment Letter.
Update to Background of the Business Combination
As described in the Definitive Proxy Statement, the terms of the Purchase Agreement are the result of arm’s-length negotiations between representatives of Act II and the Sellers over an extended period of time.

The background of the Business Combination through May 8, 2020 is described in the Definitive Proxy Statement. The discussion below supplements that description.
The originally scheduled deadline for Act II public shareholders to elect to redeem their shares of Act II Class A Shares was June 11, 2020. On June 11, 2020, the first redemption date, the amount of redemptions exceeded the amount required for the Minimum Cash Condition to be satisfied. On that same date, Act II informed the Sellers of the high level of redemptions.
As a result of the high level of redemptions, representatives of Act II discussed with the Sellers a potential reduction in the consideration payable to the Sellers under the Purchase Agreement.
From June 12, 2020 to June 15, 2020, DLA and Wachtell Lipton exchanged drafts of the amendment to the Purchase Agreement and Sponsor Support Agreement.
From June 14, 2020 to June 15, 2020, DLA and Jones Day, counsel to the lenders, exchanged drafts of the Commitment Letter Consent.
From June 14, 2020 to June 15, 2020, Act II solicited and obtained consent from all of the PIPE Investors for the amendments to the Purchase Agreement, the Sponsor Support Agreement and the Debt Commitment Letter.
On June 15, 2020, the Act II Board met to discuss Amendment No. 3 to the Purchase Agreement, Amendment No. 2 to the Sponsor Support Agreement and the Commitment Letter Consent. Following discussions among the participants and determining that Amendment No. 3 to the Purchase Agreement, Amendment No. 2 to the Sponsor Support Agreement and the Commitment Letter Consent were in the best interest of Act II and its shareholders, the Act II Board unanimously approved Amendment No. 3 to the Purchase Agreement, Amendment No. 2 to the Sponsor Support Agreement and the Commitment Letter Consent.
On June 15, 2020, Act II, Project Taste Intermediate LLC, and the Sellers entered into Amendment No. 3 to the Purchase Agreement.
Concurrently with the execution of Amendment No. 3, (i) Act II, the Sponsor and the Sellers entered into Amendment No. 2 to the Sponsor Support Agreement; (ii) Act II, TD Securities (USA) LLC (‘‘TDSL’’), as left lead arranger and book runner, The Toronto-Dominion Bank, New York Branch (‘‘TDNY’’), and Toronto Dominion (Texas) LLC (‘‘TDTX’’) as administrative agent, entered into the Commitment Letter Consent; and (iii) Act II and each of the PIPE Investors entered into consent letters to the Subscription Agreements, pursuant to which the PIPE Investors irrevocably consented to, among other things, the amendments set forth above.
Update to Comparable Company Analysis
Act II’s management primarily relied upon comparable company analysis to assess the value that the public markets would likely ascribe to Whole Earth Brands, Inc. and this analysis was presented to Act II’s board of directors. The comparable companies Act II’s board of directors reviewed were based on two categories: Food and Beverage Consumer Packaged Goods and Ingredients. Food and Beverage Consumer Packaged Goods companies included McCormick & Company, Simply Good Foods, Bellring Brands, Post Holdings, Smuckers, and B&G Foods; in connection with Amendment No. 3, Collier Creek Holdings (Utz Quality Foods) was also considered. Ingredients companies included Kerry Group, Symrise, International Flavors & Fragrances, Darling Ingredients, Tate & Lyle, and Ingredion.
These companies were selected by Act II as publicly traded companies having businesses that were considered, in certain respects, to be similar to the combined company’s business. Many of the selected companies are significantly larger enterprises, with more diversified product base, and have larger financial resources than Whole Earth Brands, Inc. Although none of the selected companies reviewed in this analysis were directly comparable to Whole Earth Brands, Inc., the companies had one or more similar operating and financial characteristics as Whole Earth Brands, Inc.:
•
Food and Beverage Consumer Packaged Goods: These selected companies sell into comparable end-markets and customers as Merisant, facing similar macro trends driven by end-consumer preferences. Similar to Merisant, these companies have branded products exposures and a global presence. Additionally, these companies generally have comparable growth, margin, and cash flow profiles to Merisant, unlike lower-margin distributors, private label or commodity food businesses.
•
Ingredients: These selected companies generally sell products into comparable end markets and customers, including many of the largest global consumer packaged goods companies. Unlike some of these selected companies which primarily serve the food & beverage industry, MAFCO has a more diversified end market exposure to sectors including beauty and personal care, and over-the-counter pharmaceuticals. While all selected companies produce ingredients and have strong sourcing and manufacturing capabilities, MAFCO also offers branded products with value-added attributes (e.g., flavor masking). These companies generally have comparable growth, margins and cash flow profile to MAFCO.

In connection with Amendment No. 3 to Purchase Agreement, dated as of June 15, 2020, Act II’s board of directors reviewed the estimated revenue compound annual growth rate, estimated EBITDA compound annual growth rate, EBITDA implied margin and free cash flow implied margin of each of the selected companies. These estimates were based on publicly available consensus research analysts’ estimates and other publicly available information, all as of June 12, 2020. In addition Collier Creek Holdings was also considered by the Board due to its June 5, 2020 announced merger with Utz Quality Foods to form Utz Brands, Inc. (“Utz Brands”). In addition, all estimates were calendarized to December year-ends.
In connection with Amendment No. 3 to Purchase Agreement, dated as of June 15, 2020, Act II’s board of directors reviewed the estimated revenue compound annual growth rate, estimated EBITDA compound annual growth rate, EBITDA implied margin and free cash flow implied margin of each of the selected companies. These estimates were based on publicly available consensus research analysts’ estimates and other publicly available information, all as of June 12, 2020. In addition Collier Creek Holdings was also considered by the Board due to its June 5, 2020 announced merger with Utz Quality Foods to form Utz Brands, Inc. (“Utz Brands”). In addition, all estimates were calendarized to December year-ends.
The estimated revenue compound annual growth rate, estimated EBITDA compound annual growth rate, EBITDA implied margin and free cash flow implied margin for the selected companies are summarized in the table below:
	2019A-2021E Revenue CAGR	2019A-2021E EBITDA CAGR	2020E EBITDA Margin	2020E FCF Margin
Food and Beverage Consumer Packaged Goods
Bellring Brands	12.1%	4.8%	19.6%	19.3%
Simply Good Foods	4.7%	11.6%	18.2%	17.8%
B&G Foods	2.7%	3.2%	18.1%	15.8%
Post Holdings	2.1%	5.3%	20.4%	16.4%
McCormick & Company	1.3%	2.0%	21.1%	17.6%
Smuckers	0.9%	1.4%	22.0%	18.2%
Median	2.4%	4.0%	20.0%	17.7%
Utz Brands	3.5%	11.5%	13.6%	10.7%
Ingredients
Symrise	7.2%	9.9%	21.0%	15.8%
Darling Ingredients	3.0%	20.4%	15.0%	7.6%
Kerry Group	2.2%	4.1%	14.5%	10.3%
International Flavors & Fragrances	1.6%	2.6%	21.3%	17.2%
Ingredion	-0.9%	2.4%	14.9%	9.9%
Tate & Lyle	-3.6%	-4.5%	16.4%	11.1%
Median	1.9%	3.4%	15.7%	10.7%

Act II’s board of directors compared the estimated compound annual growth rate, for 2019 to 2021 revenue and EBITDA, and implied margins, of 2020 EBITDA and free cash flow for Whole Earth Brands, Inc. with the median of these metrics for the Food and Beverage Consumer Packaged and Ingredients companies. For purposes of the analysis, the Whole Earth Brands, Inc. 2020E data represents the midpoint of expected ranges. The Whole Earth Brands, Inc. 2021E data represents 5% net sales growth from 2020E midpoint and the midpoint of long-term margin ranges. This comparison illustrated an estimated 2019 to 2021 revenue compound annual growth rate of 3.9%, an estimated 2019 to 2021 EBITDA compound annual growth rate of 4.4%, an implied EBITDA margin of 23.2% for 2020 and implied free cash flow margin of 20.5% with respect to Whole Earth Brands, Inc., and median revenue compound annual growth rate of 2.4% for 2019 to 2021, a median EBITDA compound annual growth rate of 4.0% for 2019 to 2021, a median EBITDA margin of 20.0% for 2020 and median free cash flow margin of 17.7% for 2020 for the Food and Beverage Consumer Packaged Goods companies (excluding the data from Utz Brands which was considered separately), and median revenue compound annual growth rate of 1.9% for 2019 to 2021, a median EBITDA compound annual growth rate of 3.4% for 2019 to 2021, a median EBITDA margin of 15.7% for 2020 and median free cash flow margin of 10.7% for 2020 for the Ingredients companies. Act II’s board of directors’ comparison of Whole Earth Brands, Inc. to the selected companies allowed Act II’s board of directors to conclude that Act II’s estimated compound annual growth rate, for estimated 2019 to 2021 revenue and EBITDA, and implied margins, of 2020 EBITDA and free cash flow, were similar to or above the selected companies’ benchmarks. This analysis supported Act II’s board of directors’ determination that the terms of the Business Combination were fair to and in the best interest of Act II and its shareholders.
In addition, Act II’s board of directors reviewed an analysis of the estimated total enterprise value over EBITDA and estimated total enterprise value over free cash flow of each of the categories of selected companies. These were estimates based on publicly available consensus research analysts’ estimates and other publicly available information. In addition, all estimates were calendarized to December year-ends.
The total enterprise value divided by estimated EBITDA for 2020 and total enterprise value divided by estimated free cash flow for 2020 for the selected companies, as of June 12, 2020, are summarized in the table below:
	TEV / 2020E EBITDA	TEV / 2020E FCF
Food and Beverage Consumer Packaged Goods
McCormick & Company	23.6x	28.2x
Bellring Brands	15.6x	15.9x
Simply Good Foods	13.2x	13.5x
Post Holdings	10.6x	13.2x
Smuckers	10.0x	12.1x
B&G Foods	9.9x	11.4x
Median	11.9x	13.4x
Utz Brands	17.0x	20.0x
Ingredients
Kerry Group	20.6x	29.2x
Symrise	18.9x	25.1x
International Flavors & Fragrances	16.2x	20.0x
Darling Ingredients	10.8x	21.3x
Ingredion	8.3x	12.5x
Tate & Lyle	7.8x	11.6x
Median	13.5x	20.6x
Act II’s board of directors compared the total enterprise value, as of June 12, 2020, to estimated 2020 EBITDA and estimated 2020 free cash flow for Whole Earth Brands, Inc. with the median total enterprise value over EBITDA and median total enterprise value over free cash flow for the Food and Beverage Consumer

Packaged Goods and Ingredients companies. This comparison illustrated a total enterprise value over estimated EBITDA of 6.8x for 2020 and a total enterprise value over estimated free cash flow of 7.6x for 2020 with respect to Whole Earth Brands, Inc. and a median total enterprise value to estimated EBITDA of 12.0x for 2020 and a median total enterprise value to estimated free cash flow of 14.7x for 2020 for the selected companies, excluding the data from Utz Brands which was considered separately. This information allowed Act II’s board of directors to conclude that the consideration to be paid for Whole Earth Brands, Inc. should be further reduced and formed the basis of Act II’s board of directors’ determination that the terms of the Business Combination, were fair to and in the best interests of Act II and its shareholders.
Update to Interests of Act II’s Directors and Executive Officers in the Business Combination
For more information about the elimination of the Investors Agreement and a description of the registration rights agreement entered into in connection with the Act II IPO, see “Supplemental Information to Proposal No. 1 — Business Combination Proposal — Related Agreements — Elimination of the Investors Agreement.”
Updated Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no public shareholders exercise their redemption rights in connection with the Business Combination.
Sources of Funds (in millions)		Uses of Funds (in millions)
SPAC Cash-in-Trust(1)	$303	M&F Cash Consideration / Debt Payoff	$388
Private Placement(2)	75	Warrant Agreement Amendment Cost	11
New Net Debt(3)	49	Transaction Fees and Expenses	28
Total Sources	$426	Total Uses	$426

Note:
Pro Forma share count includes 30.0 million Act II Class A Shares, 1.5 million Act II Class B Shares and 7.5 million shares issued to potential PIPE Investors; Pro Forma share count excludes 7.5 million public warrants (after the Warrant Amendment) with strike price of $11.50 per share, 2.6 million private placement warrants with strike price of $11.50 per share, and 3.0 million Act II Class B Shares held by the Sponsor which vest at $20.00 per share; projections exclude financial impact of potential future acquisitions; 2020 includes $1.75 million of assumed incremental public company costs; numbers do not sum due to rounding

(1)
Cash includes an estimated $2.5 million of interest earned in the Act II trust account at closing, net of $2.5 million allocated cash to satisfy the redemptions up to the Minimum Cash Condition

(2)
Reflects proceeds of $75 million from PIPE

(3)
Committed financing from Toronto-Dominion Bank, New York Branch comprised of Term Loan A and a $50 million revolving credit facility;

(4)
Metric represents mathematical midpoint of provided projections for 2020

UPDATE TO LEGAL PROCEEDINGS
On May 18, 2020, the plaintiff in Elstein v. Simon et al., Index No. 603599/2020 (Nassau Cnty. Mar. 6, 2020), filed an order to show cause seeking a preliminary injunction halting the impending shareholder vote on the Business Combination. Then, on June 12, 2020, the plaintiff filed an order to show cause seeking a temporary restraining order of that vote. On June 14, the defendants filed a response to the plaintiff’s requests, and on June 15, without a hearing, the Court denied both of the plaintiff’s applications, holding that the plaintiff failed to present prima facie entitlement to the relief sought. For further details, see “Information About Act II — Legal Proceedings” of the Definitive Proxy Statement.

UPDATED BENEFICIAL OWNERSHIP OF WHOLE EARTH BRANDS, INC. SECURITIES
The following table sets forth information regarding the expected beneficial ownership of shares of Whole Earth Brands, Inc. common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “high redemption” scenario as described below) by:
•
each person who is expected to be the beneficial owner of more than 5% of Whole Earth Brands, Inc. common stock post-Business Combination;

•
each person who will become an executive officer or director of Whole Earth Brands, Inc. post-Business Combination; and

•
all executive officers and directors of Whole Earth Brands, Inc. post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The expected beneficial ownership of shares of Whole Earth Brands, Inc. common stock post-Business Combination assumes two scenarios:
(i)
No Redemption Scenario: Assumes none of the Act II public shareholders exercise their right to have their Act II Class A Shares redeemed for cash upon consummation of the Business Combination; and

(ii)
High Redemption Scenario: Assumes Act II public shareholders elect to redeem 14,952,645 Act II Class A Shares upon consummation of the Business Combination. This is the high number of shares that can be redeemed without seeking a waiver of the condition to the closing of the Business Combination.

Based on the foregoing assumptions, we estimate that there would be 42,000,000 shares of Whole Earth Brands, Inc. common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 29,147,355 shares of Whole Earth Brands, Inc. common stock issued and outstanding immediately following the consummation of the Business Combination in the “high redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect, after giving effect to the Warrant Amendment, (i) 7.5 million shares of Whole Earth Brands, Inc. common stock issuable upon the exercise of the public warrants, each exercisable to purchase one half of one share of Whole Earth Brands, Inc. common stock at $5.75 per share, and (ii) 2.6 million shares of Whole Earth Brands, Inc. common stock issuable upon the exercise of the private placement warrants, each exercisable to purchase one half of one share of Whole Earth Brands, Inc. common stock at $5.75 per share.
Unless otherwise indicated, Act II believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
	Beneficial Ownership Upon the Completion of the Business Combination and Private Placements
	Assuming No Redemptions		Assuming High Redemptions
Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
5% Shareholders
Sellers(9)	600,000	1.43%	2,700,000	9.26%
Sponsor(2)	4,500,000	10.71%	4,500,000	15.44%
Dicalite Management Group, Inc.(8)	3,300,000	7.86%	3,300,000	11.32%

Beneficial Ownership Upon the Completion of the Business Combination and Private Placements
	Assuming No Redemptions		Assuming High Redemptions
Beneficial Owner	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
MMCAP International Inc. SPC(3)	2,800,000	6.67%	2,800,000	9.61%
Linden Capital L.P.(4)	2,435,299	5.80%	2,435,299	8.36%
Polar Asset Management Partners Inc.(5)	2,350,000	5.60%	2,350,000	8.06%
UBS O’Connor LLC(6)	2,733,444	6.51%	2,733,444	9.38%
Executive Officers, Directors, and Director Nominees
Irwin D. Simon(7)	—	—	—	—
Albert Manzone	—	—	—	—
Lucas Bailey	—	—	—	—
Andrew Rusie	—	—	—	—
Denise Faltischek	—	—	—	—
Steven M. Cohen	—	—	—	—
John M. McMillin	—	—	—	—
Anuraag Agarwal	—	—	—	—
Ira J. Lamel(7)	—	—	—	—
All executive officers, directors, and director nominees as a group (nine individuals)	—	—	—	—

(1)
This scenario assumes redemptions of 14,952,645 Act II Class A Shares at approximately $10.14 per share and an additional 2,100,000 shares of Whole Earth Brands, Inc. common stock issued to the Sellers at $10.00 per share (in lieu of cash consideration of $21 million) in connection with the Business Combination.

(2)
Includes 2.0 million shares of Whole Earth Brands, Inc. common stock issued to the Sponsor that will be held in escrow and subject to release upon the earliest to occur of (i) the volume weighted-average per-share trading price of shares of Whole Earth Brands, Inc. common stock being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a Change in Control and (iii) the expiration of the Escrow Period.

(3)
According to a Schedule 13G/A filed with the SEC on February 5, 2020 by MMCAP International Inc. SPC and MM Asset Management Inc. hold shared voting and dispositive power of 1,800,000 Act II Class A Shares. MMCAP International Inc. SPC and MM Asset Management Inc. are the record and direct beneficial owners of the securities. MM Asset Management Inc. is the investment advisor of, and may be deemed to beneficially own securities held by, MMCAP International Inc. SPC. The address of the principal business office for MMCAP International Inc. SPC is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, Cayman Islands KY1-1008. The address of the principal business office of MM Asset Management Inc. is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, Ontario, Canada M5J 2S1. Beneficial ownership presented in the table includes shares of Whole Earth Brands, Inc. common stock issuable in connection with the PIPE Financing.

(4)
According to a Schedule 13G/A filed with the SEC on January 14, 2020, Linden GP LLC is the general partner of Linden Capital L.P. and, in such capacity, may be deemed to beneficially own 2,164,460 shares held by Linden Capital L.P. Linden Advisors LP is the investment manager of Linden Capital L.P. and trading advisor or investment advisor for separately managed accounts. Siu Min (Joe) Wong is the principal owner and controlling person of Linden Advisors LP and Linden GP LLC. In such capacities, Linden Advisors LP and Mr. Wong may each be deemed to beneficially own an aggregate of 2,435,299 shares held by Linden Capital L.P. and the managed accounts. The principal business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The

principal business address for each of Linden Advisors LP, Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.
(5)
According to a Schedule 13G filed with the SEC on February 10, 2019, Polar Asset Management Partners Inc. holds sole voting and dispositive power of 2,250,000 Act II Class A Shares. The business address for the reporting person is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada. Beneficial ownership presented in the table includes shares of Whole Earth Brands, Inc. common stock issuable in connection with the PIPE Financing.

(6)
According to a Schedule 13G filed with the SEC on February 13, 2020, UBS O’Connor LLC has sole voting and dispositive power of 1,733,444 Act II Class A Shares. UBS O’Connor LLC serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, UBS O’Connor LLC exercises voting and investment power over the Act II Class A Shares held for the account of GLEA and OGMA. UBS O’Connor LLC is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, as amended. Kevin Russell, the Chief Investment Officer of UBS O’Connor LLC, also has voting control and investment discretion over the securities described herein held by GLEA and OGMA. As a result, each of UBS O’Connor LLC and Mr. Russell may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Act II Class A Shares held for the account of GLEA and OGMA. The address of the principal business office of each of the reporting persons is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606. Beneficial ownership presented in the table includes shares of Whole Earth Brands, Inc. common stock issuable in connection with the PIPE Financing.

(7)
Irwin D. Simon and Ira J. Lamel are members of the Sponsor.

(8)
Dicalite Management Group, Inc., a Delaware corporation, is the record holder of, and holds shared voting and dispositive power over, 3,300,000 Act II Class A Shares. Dicalite Management Group, Inc. is a wholly owned subsidiary of Dicalite Management Holdings LLC, a Delaware limited liability company, the sole voting member of which is DPV Mineral Holding Company LLC, a Delaware limited company. The sole member of DPV Mineral Holding Company LLC is MTFG Management Services, LLC, a Delaware limited liability company. The sole member of MTFG Management Services, LLC is The Ronald O. Perelman 2016 Trust for Education and Charity, a New York trust. In such capacities, the foregoing entities may be deemed to have beneficial ownership of 3,300,000 Act II Class A Shares. The principal business address of each of Dicalite Management Group, Inc. and Dicalite Management Holdings LLC is 1 Belmont Avenue, Suite 500, Bala Cynwyd, PA 19004. The principal business address of DPV Mineral Holding Company LLC, MTFG Management Services, LLC and The Ronald O. Perelman 2016 Trust for Education and Charity is 35 E. 62nd Street, New York, New York, 10065.

(9)
Includes 600,000 Act II Class A Shares acquired in open market transactions.

UPDATED COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
Selected Comparative Per Share Information and Exchange Rates
Comparative Per Share Data of Act II
The following table sets forth the closing market prices per share of the public units, Act II Class A Shares and Act II Public Warrants as reported by Nasdaq on December 19, 2019, the last trading day before the Business Combination was publicly announced, and on, the last practicable trading day before the date of this Supplement.
Trading Date	Units (ACTTU)	Act II Class A Shares (ACTT)	Warrants (ACTTW)
December 19, 2019	$10.50	$9.98	$0.96
June 12, 2020	$10.55	$11.22	$1.66
The market prices of Act II securities could change significantly and may not be indicative of the market prices of shares of Whole Earth Brands, Inc. common stock and other securities once they start trading. Because the conversion / exchange ratio will not be adjusted for changes in the market prices of the Act II Class A Shares, the value of the shares of Whole Earth Brands, Inc. common stock and other securities that Act II shareholders will receive in the Business Combination may vary significantly from the value implied by the market prices of shares of Act II Class A Shares and other Act II securities on the date of the Purchase Agreement, the date of this Supplement of Definitive Proxy Statement, and the date on which Act II shareholders vote on adoption of the Purchase Agreement. Act II shareholders are urged to obtain current market quotations for Act II securities before making their decision with respect to the adoption of the Purchase Agreement.
Comparative Per Share Data of Merisant and MAFCO
Historical market price information regarding Merisant and MAFCO is not provided because there is no public market for Merisant and MAFCO’s securities. For information about distributions paid by Merisant and MAFCO to its equityholders, please see the sections entitled “Merisant and MAFCO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” of the Definitive Proxy Statement.
Comparative Historical and Pro Forma Per Share Data
•
historical per share information of Act II for the year ended December 31, 2019 and for the three months ended March 31, 2020; and

•
unaudited pro forma per share information of Whole Earth Brands, Inc. for the year ended December 31, 2019 and for the three months ended March 31, 2020, after giving effect to the Business Combination, as follows:

•
Assuming No Redemptions: The scenario assumes that no Act II Class A Shares are redeemed; and

•
Assuming High Redemption: This scenario assumes Act II public shareholders elect to redeem 14,952,645 Act II Class A Shares upon consummation of the Business Combination.

The pro forma net income (loss) per share information reflect the Business Combination contemplated by the Purchase Agreement as if it had occurred on January 1, 2019.
This information is based on, and should be read together with, the selected historical financial information, the unaudited pro forma condensed combined financial information and the historical financial information of Act II and Merisant and MAFCO, and the accompanying notes to such financial statements, that has been presented in Act II’s filings with the SEC that are included in this Supplement and Definitive Proxy Statement. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Please see the section entitled “Where You Can Find More Information” of the Supplement. Uncertainties that could impact Whole Earth Brands, Inc.’s financial condition include risks that affect Merisant and MAFCO’s operations and outlook such as those described under the section entitled “Risk Factors” in the Definitive Proxy Statement. You are also urged to read the section entitled “Updated Unaudited Pro Forma Condensed Combined Financial Statements.”
Calculated using Adjusted Net Income
		Pro Forma Combined
	Act II	No Redemptions	High Redemptions
Book Value per Share as of March 31, 2020	$7.85	$8.26	$7.40
Net Income per Common Share – Basic and Diluted
For the year ended December 31, 2019	$(0.02)	$0.30	$0.36
For the three months ended March 31, 2020	$(0.06)	$0.32	$0.46

(1)
Includes Pro Forma interest expense assuming post-close capital structure in each redemptions scenario.

UPDATE TO MANAGEMENT OF WHOLE EARTH BRANDS, INC. FOLLOWING THE BUSINESS COMBINATION
Following the consummation of the Business Combination, M. Mendel Pinson is no longer expected to serve on the board of directors of Whole Earth Brands, Inc. Steven M. Cohen is expected to replace Mr. Pinson on the nominating and corporate governance committee.

UPDATE TO CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
For a description of the registration rights agreement entered into in connection with the Act II IPO, see “Supplemental Information to Proposal No. 1 — Business Combination Proposal — Related Agreements — Elimination of the Investors Agreement.”

WHERE YOU CAN FIND MORE INFORMATION
Act II filed a registration statement on Form S-4 to register the issuance of securities described in the Definitive Proxy Statement. This Supplement does not contain all of the information included in the Definitive Proxy Statement or the registration statement.
Act II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Act II at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Act II’s corporate website under the heading “Documents,” at www.wholeearthbrands.com. Act II’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, the Definitive Proxy Statement or this Supplement.
Information and statements contained in this Supplement or any appendix to this Supplement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which the Definitive Proxy Statement forms a part or as an appendix to this Supplement.
All information contained in this Supplement relating to Act II has been supplied by Act II, and all such information relating to Merisant and MAFCO has been supplied by Merisant and MAFCO, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like copies of the Definitive Proxy Statement or this Supplement, or if you have questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: ACTT.info@investor.morrowsodali.com

Appendix A
AMENDMENT NO. 3
TO
PURCHASE AGREEMENT
This Amendment No. 3 to the Agreement (as hereinafter defined) dated as of June 15, 2020 (this “Amendment”), is entered into by and among FLAVORS HOLDINGS INC., a Delaware corporation (“Flavors Holdings”), MW HOLDINGS I LLC, a Delaware limited liability company (“MW Holdings I”), MW HOLDINGS III LLC, a Delaware limited liability company (“MW Holdings III,” and together with MW Holdings I, the “MW Holdings Entities”), MAFCO FOREIGN HOLDINGS, INC., a Delaware corporation (“Mafco Foreign Holdings,” and collectively with the MW Holdings Entities and Flavors Holdings, the “Sellers”), ACT II GLOBAL ACQUISITION CORP., a Cayman Islands exempted company (the “Purchaser,” and together with the Sellers, the “Original Parties”), and PROJECT TASTE INTERMEDIATE LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Purchaser (“Intermediate Holdco”). Each of the Original Parties and Intermediate Holdco are herein referred to individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, (i) the Original Parties entered into (A) a Purchase Agreement dated as of December 19, 2019, and (B) Amendment No. 1 to Purchase Agreement dated as of February 12, 2020, and (ii) the Parties entered into Amendment No. 2 to Purchase Agreement dated as of May 8, 2020 (as amended, supplemented, or modified, the “Agreement”);
WHEREAS, the Parties desire to amend the Agreement on the terms and subject to the conditions set forth herein; and
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.   Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.
2.   Amendments to Schedules and Exhibits. The list of schedules and exhibits to the Agreement is hereby amended by deleting the reference to “Form of Investors Agreement” and replacing in lieu thereof “[Reserved].”
3.   Amendments to Article I.
(a)   The following definitions in Section 1.1 of the Agreement are hereby amended and restated in their entirety as follows:
“Base Cash Consideration” means $387,500,000; provided, however, that, immediately prior to the Closing, if the Cash available (as contemplated by and calculated in accordance with Section 8.1(d)) is less than $174,000,000, the Purchaser may, following good faith and reasonable best efforts to reduce or eliminate the necessity of such a reduction including by deferring expenses, reduce such amount by the amount necessary, up to a maximum of $21,000,000, to permit the representation set forth in Section 4.15(d) to be correct as of Closing and the condition set forth in Section A.1(a) of Exhibit C of the Debt Commitment Letter to be satisfied as of Closing; provided, further, that, any such reduction will result in a dollar-for-dollar increase for the Purchaser Ordinary Shares Consideration.
“Purchaser Ordinary Shares Consideration” means the number of Class A Ordinary Shares equal to the quotient of (i) the amount, if any, by which the Base Cash Consideration is reduced by the Purchaser in accordance with the terms of the definition of “Base Cash Consideration,” divided by (ii) the lowest per share price at which Class A Ordinary Shares are sold by the Purchaser to any Person from and after the date hereof but prior to, at or in connection with the Closing.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement dated as of December 19, 2019, by and among the Purchaser Sponsor, the Purchaser and the Sellers, as amended by that certain Amendment No. 1 dated as of February 12, 2020, and Amendment No. 2 dated as of June 15, 2020.
(b)   The definition of “Investors Agreement” in Section 1.1 of the Agreement is hereby deleted in its entirety.
(c)   The following term and the reference thereto in Section 1.2 of the Agreement are hereby deleted in their entirety:
Designated Director............................................... Section 2.8
4.   Amendments to Article II.
(a)   Section 2.4(a)(iv) of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved];”
(b)   Section 2.4(b)(viii) of the Agreement is hereby amended and restated in its entirety as follows:
“[Reserved];”
(c)   Section 2.8 of the Agreement is hereby amended and restated in its entirety as follows:
“Section 2.8 [Reserved].”
5.   Amendments to Article V.
(a)   The first sentence of Section 5.10(a) of the Agreement is hereby amended by deleting the reference to “and to the extent required the Designated Directors” therein.
(b)   Section 5.22 of the Agreement is hereby amended and restated in its entirety as follows:
“Section 5.22 Escrowed Sponsor Shares. Immediately following the Closing, the Purchaser, the Purchaser Sponsor and the Purchaser’s transfer agent shall enter into an Escrow Agreement pursuant to which three million (3,000,000) Class A Ordinary Shares (which, for the avoidance of doubt, will be converted at Closing from Class B Ordinary Shares) (the “Escrowed Sponsor Shares”) held by the Purchaser Sponsor shall be held subject to the Escrow Agreement and all share certificates (if any) in respect of the Escrowed Sponsor Shares shall be deposited into an escrow account (the “Sponsor Escrow”) established and maintained by the Purchaser’s transfer agent. The Sponsor Escrow shall also hold all dividends, distribution, or other proceeds as may be paid with respect to the Escrowed Sponsor Shares. Upon the occurrence of a Trigger Event (or in the case of a Trigger Event that is a Change in Control, immediately prior to the consummation of such Change in Control), the Purchaser Sponsor shall cause the Purchaser’s transfer agent to release the Escrowed Sponsor Shares from the Sponsor Escrow to the Purchaser Sponsor or its designee. For so long as the Escrowed Sponsor Shares are held in the Sponsor Escrow, the Purchaser Sponsor shall have the right to vote such shares.”
(c)   The second sentence of Section 5.25 of the Agreement is hereby amended by deleting the reference to “the Investors Agreement and” therein.
6.   Amendments to Article VIII.
(a)   Section 8.1(d) of the Agreement is hereby amended and restated in its entirety as follows:
“(d)   Minimum Cash. At the Closing Date, after giving effect to (i) the completion of the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; and (ii) all available amounts in the Trust Account, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the PIPE Investment and the Additional Equity Financing, the Purchaser shall have Cash available to pay the Aggregate Cash Obligations in an amount equal to or exceeding $153,000,000.”

A-2

7.   Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement, will mean and be a reference to the Agreement as amended by this Amendment and as previously amended by Amendment No. 1 dated as of February 12, 2020, and Amendment No. 2 dated May 8, 2020.
8.   Miscellaneous.
(a)   This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(b)   The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.
(c)   This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
[SIGNATURE PAGE FOLLOWS]

A-3

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
FLAVORS HOLDINGS INC.
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS I LLC
By:	Flavors Holdings Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS III LLC
By:	Flavors Holdings Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By:	/s/ Marji Gordon-Brown
	Name:	Marji Gordon-Brown
	Title:	Associate Tax Counsel
[Signature Page — Amendment No. 3 to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.
ACT II GLOBAL ACQUISITION CORP.
By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Chief Financial Officer
PROJECT TASTE INTERMEDIATE LLC
By:	Act II Global Acquisition Corp., its sole member
By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Chief Financial Officer
[Signature Page — Amendment No. 3 to Purchase Agreement]

Appendix B
AMENDMENT NO. 2
TO
SPONSOR SUPPORT AGREEMENT
This AMENDMENT NO. 2 TO THE SPONSOR SUPPORT AGREEMENT (this “Amendment”) dated as of June 15, 2020, is made by and among Act II Global LLC, a Delaware limited liability company (together with its successors, the “Sponsor”), Act II Global Acquisition Corp., a Cayman Islands exempted company (“Act II”), Flavors Holdings Inc., a Delaware corporation (“Flavors Holdings”), MW Holdings I LLC, a Delaware limited liability company (“MW Holdings I”), MW Holdings III LLC, a Delaware limited liability company (“MW Holdings III”), and Mafco Foreign Holdings, Inc., a Delaware corporation (“Mafco Foreign Holdings” and together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”). The Sponsor, Act II and the Sellers shall be referred to herein from time to time collectively as the “Parties.”
RECITALS
WHEREAS, Act II and the Sellers entered into a Purchase Agreement dated as of December 19, 2019, as amended by Amendment No. 1 dated as of February 12, 2020, Amendment No. 2 dated as of May 8, 2020, and Amendment No. 3 dated as of the date hereof (as amended, supplemented, or modified, the “Purchase Agreement”);
WHEREAS, concurrently with the Purchase Agreement, the Parties entered into that certain Sponsor Support Agreement dated as of December 19, 2019, as amended by Amendment No. 1 dated as of February 12, 2020, and subsequently amended by this Amendment (as amended, supplemented, or modified, the “Agreement”), whereby the Sponsor agreed to defer certain of its equity interests in Act II as of immediately following the Closing and agreed to certain covenants and agreements related to the transactions contemplated by the Purchase Agreement; and
WHEREAS, the Parties desire to amend the Agreement on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.   Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement.
2.   Amendments to the Agreement.
(a)   Section 2.a of the Agreement is amended and restated in its entirety as follows:
“a.   The Sponsor hereby agrees that, on or prior to the Closing Date, the Sponsor shall enter into an Escrow Agreement, as contemplated under the Purchase Agreement, pursuant to which the Sponsor shall deposit an aggregate of 3,000,000 Class A ordinary shares (which, for avoidance of doubt, will be converted at Closing from Founder Shares) (the “Escrowed Sponsor Shares”), to be held and distributed by the Escrow Agent on the terms and conditions set forth therein. Subject to the terms and conditions of this Agreement, the Sponsor unconditionally and irrevocably agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Section 2 of this Agreement.”
(b)   Section 5.c of the Agreement is hereby deleted in its entirety.
3.   Effect of the Amendment. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. On and after the date hereof, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Agreement in any other agreements, documents, or instruments executed and delivered pursuant to or in connection with the Purchase Agreement or Ancillary Documents will mean and be a reference to the Agreement as amended by this Amendment and as previously amended by Amendment No. 1 dated as of February 12, 2020.
4.   Miscellaneous.
(a)   This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).
(b)   The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.
(c)   This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
[Signature Page Follows]

B-2

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.
ACT II GLOBAL LLC
By:	/s/ John Carroll
	Name:	John Carroll
	Title:	Managing Member
ACT II GLOBAL ACQUISITION CORP.
By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Chief Financial Officer
[Signature Page to Amendment No. 2 to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.
FLAVORS HOLDINGS INC.
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS I LLC
By:	Flavors Holdings Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MW HOLDINGS III LLC
By:	Flavors Holdings Inc., its sole member
By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller
MAFCO FOREIGN HOLDINGS, INC.
By:	/s/ Marji Gordon-Brown
	Name:	Marji Gordon-Brown
	Title:	Associate Tax Counsel
[Signature Page to Amendment No. 2 to Sponsor Support Agreement]

Appendix C
ACT II GLOBAL ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$583,196	$1,005,831
Prepaid expenses	103,668	65,714
Total Current Assets	686,864	1,071,545
Security deposit	38,000	38,000
Right of use asset	266,640	—
Marketable securities held in Trust Account	305,037,224	304,283,025
Total Assets	$306,028,728	$305,392,570
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$195,161	$19,781
Operating lease liability	217,013	—
Total Current Liabilities	412,174	19,781
Operating lease liability, net of current portion	64,505	—
Deferred underwriting fees payable	11,280,000	11,280,000
Total Liabilities	11,756,679	11,299,781
Commitments (Note 7)
Ordinary shares subject to possible redemption, 28,449,516 and 28,502,357 shares at redemption value as of March 31, 2020 and December 31, 2019, respectively	289,272,046	289,092,780
Shareholders’ Equity
Preference shares, $0.0001 par value; 2,000,000 shares authorized, none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 1,550,484 and 1,497,643 shares issued and outstanding (excluding 28,449,516 and 28,502,357 shares subject to possible redemption) as of March 31, 2020 and December 31, 2019, respectively	155	150
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 7,500,000 shares issued and outstanding as of March 31, 2020 and December 31, 2019	750	750
Additional paid in capital	887,694	1,066,965
Retained earnings	4,111,404	3,932,144
Total Shareholders’ Equity	5,000,003	5,000,009
Total Liabilities and Shareholders’ Equity	$306,028,728	$305,392,570

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended March 31,
	2020	2019
Operating costs	$574,939	$15,517
Loss from operations	(574,939)	(15,517)
Other income:
Interest income	754,199	—
Net Income (Loss)	$179,260	$(15,517)
Weighted average shares outstanding, basic and diluted(1)	8,997,643	6,525,000
Basic and diluted net loss per ordinary share(2)	$(0.06)	$(0.00)

(1)
Excludes an aggregate of 28,449,516 shares subject to possible redemption at March 31, 2020. At March 31, 2019, excluded an aggregate of 978,750 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 9).

(2)
Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $715,207 for the three months ended March 31, 2020 (see Note 3).

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
THREE MONTHS ENDED MARCH 31, 2020
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,497,643	$150	7,500,000	$750	$1,066,965	$3,932,144	$5,000,009
Change in value of ordinary shares subject to possible redemption	52,841	5	—	—	(179,271)	—	(179,266)
Net income	—	—	—	—	—	179,260	179,260
Balance – March 31, 2020	1,550,484	$155	7,500,000	$750	$887,694	$4,111,404	$5,000,003
THREE MONTHS ENDED MARCH 31, 2019
	Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance – January 1, 2019	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	7,503,750	750	24,250	—	25,000
Net loss	—	—	—	(15,517)	(15,517)
Balance – March 31, 2019	7,503,750	$750	$24,250	$(15,517)	$9,483

(1)
Included an aggregate of up to 978,750 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 9).

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$179,260	$(15,517)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(754,199)	—
Amortization of right of use asset	33,878	—
Changes in operating assets and liabilities:
Prepaid expenses	(56,954)	—
Accrued expenses	175,380	—
Net cash used in operating activities	(422,635)	(15,517)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds from promissory note – related party	—	150,803
Payment of offering costs	—	(127,277)
Net cash provided by financing activities	—	48,526
Net Change in Cash	(422,635)	33,009
Cash – Beginning	1,005,831	—
Cash – Ending	$583,196	$33,009
Non-Cash Investing and Financing Activities:
Change in value of ordinary shares subject to possible redemption	$179,266	$—
Right of use asset acquired through lease liability	$297,723	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Act II Global Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 16, 2018. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
All activity for the period from January 1, 2019 (commencement of operations) through March 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, the Company’s search for a target business with which to complete a Business Combination and activities in connection with the pending acquisition (see Note 8).
The registration statements for the Company’s Initial Public Offering were declared effective on April 25, 2019. On April 30, 2019, the Company consummated the Initial Public Offering of 30,000,000 units, inclusive of 3,900,000 units sold to the underwriters upon the election to partially exercise their over-allotment option (the “Units” and, with respect to the ordinary shares included in the Units sold, the “public shares”) at $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 4. Each Unit consists of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Shares”), and one-half of one warrant (the “Warrants”). Each whole warrant entitles the holder to purchase one Class A Share.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,750,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Act II Global Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,750,000, which is described in Note 5.
Transaction costs amounted to $16,614,355, consisting of $5,220,000 of underwriting fees, $11,280,000 of deferred underwriting fees and $114,355 of other offering costs. The underwriters reimbursed the Company $470,000 at the closing of the Initial Public Offering for certain offering expenses, of which such amount was offset against other offering expenses and recorded as a credit to additional paid in capital. In addition, at March 31, 2020, cash of $583,196 was held outside of the Trust Account (as defined below) and is available for working capital purposes.
Following the closing of the Initial Public Offering on April 30, 2019, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which have been invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of the Business Combination or (ii) the Company’s failure to consummate a Business Combination within the prescribed time.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Sponsor has agreed that it will be liable to the Company under certain circumstances if and to the extent any claims by such persons reduce the amount of funds in the Trust Account below a specified threshold. The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, the Sponsor may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses as well as any taxes.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer, in either case at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares. In connection with any shareholder vote required to approve any Business Combination, the Sponsor and any other shareholder of the Company prior to the consummation of the Initial Public Offering (collectively with the Sponsor, the “Initial Shareholders”) and the Company’s directors and officers will agree (i) to vote any of their respective Ordinary Shares (as defined below) in favor of the initial Business Combination and (ii) not to redeem any of their Ordinary Shares in connection therewith.
The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding Ordinary Shares voted are voted in favor of the Business Combination.
The NASDAQ rules require that the Business Combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting fees as discussed below, and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.
If the Company has not completed a Business Combination by April 30, 2021, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (initially anticipated to be approximately $10.00 per share, plus any pro rata interest earned on the Trust Fund not previously released

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
to the Company and less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Founder Shares (as defined in Note 9) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination by April 30, 2021.
NOTE 2. LIQUIDITY AND GOING CONCERN
As of March 31, 2020, the Company had $583,196 in cash, $305,037,224 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital of $274,690.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through April 30, 2021, the date that the Company will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 30, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three months

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
ended March 31, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.
Emerging growth company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2020 and December 31, 2019.
Marketable securities held in Trust Account
At March 31, 2020, the assets held in the Trust Account were substantially held in money market funds, which are invested in U.S. Treasury securities. At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.
Lease Agreement
In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842), followed in July 2018 by ASU 2018-10, Codification Improvements to Topic 842 Leases, and ASU 2018-11, Leases (Topic 842): Targeted Improvements. Under the new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The guidance was effective for all public business entities.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
The Company determines if an arrangement is a lease at inception of the arrangement. Once it is determined that an arrangement is, or contains, a lease, that determination should only be reassessed if the legal arrangement is modified. Changes to assumptions such as market-based factors do not trigger a reassessment. Determining whether a contract contains a lease requires judgement. In general, arrangements are considered to be a lease when all of the following apply:
•
it conveys the right to control the use of an identified asset for a period of time in exchange for consideration;

•
we have substantially all economic benefits from the use of the asset; and

•
we can direct the use of the identified asset.

The terms of a lease arrangement determine how a lease is classified and the resulting income statement recognition. When the terms of a lease effectively transfer control of the underlying asset, the lease represents an in substance financed purchase (sale) of an asset and the lease is classified as a finance lease by the lessee and a sales-type lease by the lessor. When a lease does not effectively transfer control of the underlying asset to the lessee, but the lessor obtains a guarantee for the value of the asset from a third party, the lessor would classify a lease as a direct financing lease. All other leases are classified as operating leases.
Ordinary shares subject to possible redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.
Income taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net loss per ordinary share
Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. Weighted average shares at March 31, 2019 were reduced for the effect of an aggregate of 978,750 ordinary shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 9). The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at March 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 21,750,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
Reconciliation of net loss per ordinary share
The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net loss per ordinary share is calculated as follows:
	Three Months Ended March 31,
	2020	2019
Net income (loss)	$179,260	$(15,517)
Less: Income attributable to ordinary shares subject to possible redemption	(715,207)	—
Adjusted net loss	$(535,947)	$(15,517)
Weighted average shares outstanding, basic and diluted	8,997,643	6,525,000
Basic and diluted net loss per ordinary share	$(0.06)	$(0.00)
Concentration of credit risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,”, approximates the carrying amounts represented in the accompanying condensed financial statements, primarily due to their short-term nature.
Recently issued accounting standards
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying condensed financial statements.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
NOTE 4. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units, inclusive of 3,900,000 Units sold to the underwriters upon the election to partially exercise their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one Class A Share and one-half of one Warrant. Each whole warrant entitles the holder to purchase one Class A Share at a price of $11.50 per share. The Warrants will become exercisable on the later of 30 days after completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years from the completion of the Business Combination or earlier upon redemption or liquidation. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the Class A Shares is at least $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which notice of redemption is given. The Company will not redeem the Warrants unless a registration statement under the Securities Act covering the Class A Shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30 day redemption period, unless the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company redeems the Warrants as described above, management will have the option to require all holders that wish to exercise their Warrants to do so on a cashless basis; provided that an exemption from registration is available. No Warrants will be exercisable for cash unless the Company has an effective registration statement covering the Class A Shares issuable upon exercise of the Warrants and a current prospectus relating to such shares. If the shares issuable upon exercise of the Warrants are not registered under the Securities Act, holders will be permitted to exercise their Warrants on a cashless basis. However, no Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any Class A Shares to holders seeking to exercise their Warrants, unless the issuance of the Class A Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
If the Company issues additional Class A shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,750,000 Private Placement Warrants at $1.00 per Private Placement Warrant (for an aggregate purchase price of $6,750,000) from the Company. A portion of the proceeds from the sale of the Private Placement Warrants was placed into the Trust Account. Each Private Placement Warrant is exercisable for one Class A Share at a price of $11.50 per share. The Private Placement Warrants are identical to the Warrants included in the Units sold in the Initial Public Offering except that the Private Placement Warrants: (i) will not be redeemable by the Company; (ii) may be exercised for cash or on a cashless basis, as described in the registration statement relating to the Initial Public Offering, so long as they are held by the Sponsor or any of its permitted transferees and (iii) are (including the Class A shares issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A Shares issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Business Combination.

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
NOTE 6. RELATED PARTY TRANSACTIONS
Promissory Note — Related Party
On February 13, 2019, the Company issued an unsecured promissory note to the Sponsor pursuant to which the Company could borrow up to $300,000 in the aggregate. The note was non-interest bearing and payable on the earlier to occur of (i) December 31, 2019 or (ii) the consummation of the Initial Public Offering. The borrowings outstanding under the note of $274,178 were repaid upon the consummation of the Initial Public Offering on April 30, 2019.
Administrative Services Agreement
The Company entered into an agreement whereby, commencing on April 25, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, it will pay an aggregate of $10,000 per month to the Sponsor for office space, administrative and support services. The Company’s Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on their behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on behalf of the Company. For the three months ended March 31, 2020, the Company incurred and paid $30,000 in fees for these services.
Related Party Loans
In addition, in order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes its initial Business Combination, it would repay such loaned amounts. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor.
NOTE 7. COMMITMENTS
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Underwriting Agreement
The underwriters are entitled to deferred fees of $11,280,000. The deferred fees will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.
Lease Agreement
On December 20, 2019, the Company entered into a sub-lease agreement providing the Company with office space. The sub-lease provided that the Company’s occupancy begins January 2020 with monthly rental

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
payments $19,000 commencing May 1, 2020. The sub-lease terminates on July 13, 2021. As a result, the Company applied the provisions of ASU 2016-02 effective January 1, 2020. The application of ASU 2016-02 resulted in the Company recognizing a right-of-use asset of approximately $298,000 and a related lease liability of approximately $279,000. The right-of use-asset is being amortized as rent expense on a straight-line basis. The adoption ASU 2016-12 did not have a material effect on the Company’s results of operations or liquidity.
Components of lease expense for the three months ended March 31, 2020 are as follows:
Operating lease cost	$33,878
Total Rent Expense	$33,878
Future minimum lease payments as of March 31, 2020 are as follows:
Year ending December 31,
2020 (remaining)	$171,000
2021	122,234
Total future minimum lease payments	$293,234
Less: imputed interest	(11,716)
Present value of operating lease liabilities	$281,518

Other Information
Weighted-average remaining lease term for operating leases	15.5 months
Weighted-average discount rate for operating leases	6.0%
On February 12, 2020, the Company entered into a sub-lease agreement, pursuant to which it will receive lease payments in the amount of $5,000 per month commencing on May 1, 2020 through July 1, 2021.
Future minimum lease receivables as of March 31, 2020 are as follows:
Year ending December 31,
2020 (remaining)	$40,000
2021	32,500
Total future minimum lease receivables	$72,500
NOTE 8. PENDING ACQUISITION AND RELATED AGREEMENTS
Purchase Agreement
The Company is party to a purchase agreement dated December 19, 2019, as amended February 12, 2020 and May 8, 2020 (the “Agreement”), with Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Agreement, Project Taste Intermediate LLC, in connection with the proposed purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, the

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
“Transferred Entities”). Subject to the terms and conditions of the Agreement, at the closing (the “Closing”) of the transactions contemplated thereunder (the “Transactions”), the Sellers will sell, convey, assign, transfer and deliver to the Company (or its designee), and the Company (or its designee) will purchase, all of the issued and outstanding equity interests of the Transferred Entities and certain assets thereof, and assume certain liabilities included in the Transferred Assets and Liabilities (as defined in the Agreement), in each instance, free and clear of all liens (subject to certain exceptions set forth in the Agreement), in exchange, subject to the limitations set forth below, for the Cash Consideration and the Ordinary Shares Consideration (as defined below).
Pursuant to Amendment No. 2 to the Agreement, the Company assigned its rights under the Agreement to Project Taste Intermediate LLC, a newly-formed directly wholly-owned limited liability company subsidiary of the Company, such that, following the Closing, (i) the sole asset of the Company will be its membership interest in such subsidiary, and (ii) the subsidiary will own all of the equity interests of the Transferred Entities and hold all of the Transferred Assets and Liabilities.
Subject to the terms and conditions set forth in the Agreement, at the Closing, the Sellers will receive (i) $415,000,000 in cash (the “Base Cash Consideration”) (which, under certain conditions, may be reduced by the Company by up to $20,000,000 immediately prior to Closing in exchange for a dollar-for-dollar increase in the Ordinary Shares Consideration (as defined below)), plus or minus the Adjustment Amount (as defined in the Agreement) (the “Cash Consideration”), and (ii) that number of Class A ordinary shares of the Company (“Class A Ordinary Shares”) equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by the Company in accordance with the terms of the Agreement, divided by (y) the lowest per share price at which Class A Ordinary Shares are sold by the Company to any person from and after the date of the Agreement but prior to, at or in connection with the Closing (the “Ordinary Shares Consideration”). The Agreement further provides the Company with the option, immediately prior to Closing, subject to certain conditions set forth in the Agreement and after (a) giving effect to the Private Placement (described below), any additional equity financing, and the Debt Financing (described below) and (b) taking into account all amounts held by the Company in trust, to reduce the Base Cash Consideration by the amount of funds necessary (up to $20,000,000) for the Company to pay (i) the Cash Consideration, (ii) any amounts paid in connection with the Warrant Amendment (described below), and (iii) the Transaction Costs (as defined in the Agreement) in exchange for a dollar-for-dollar increase in the Ordinary Shares Consideration.
In addition, the Agreement contemplates that immediately following the Closing, the Company’s sponsor, Act II Global LLC (the “Sponsor”), will place 2,000,000 Class A Ordinary Shares (which will be converted at Closing from Class B ordinary shares of the Company currently held by the Sponsor) (the “Escrowed Sponsor Shares”) into escrow, which will be held in escrow by the Company’s transfer agent. The Escrowed Sponsor Shares will be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a change in control of the Company, and (iii) 5-year anniversary of the Closing.
Debt Financing
On December 19, 2019, in connection with entering into the Agreement, the Company entered into a commitment letter, as amended on May 8, 2020 (the “Commitment Letter”), with TD Securities (USA) LLC (“TDSL”), as left lead arranger and book runner, The Toronto-Dominion Bank, New York Branch (“TDNY”), and Toronto Dominion (Texas) LLC (“TDTX”) as administrative agent. Pursuant to the Commitment Letter, TDSL agreed to arrange and TDNY committed to provide the Company with (i) a senior secured term loan facility in the aggregate amount of up to $185,000,000 (the “Term Facility”) and (ii) a senior secured revolving credit facility of up to $50,000,000 (the “Revolving Facility,” and together with the Term Facility, the “Credit Facilities”). The proceeds of the Term Facility on the Closing Date (as

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
defined in the Agreement) may be used (x) to fund the Transactions, and (y) to pay the fees, costs and expenses incurred in connection with the Transactions. Up to $5,000,000 of the proceeds of the Revolving Facility (which may be increased) may be used on the Closing Date for general corporate purposes and to backstop or replace letters of credit. The proceeds of the Revolving Facility after the Closing Date may be used for working capital and general corporate purposes, including for capital expenditures. The availability of the borrowings under the Credit Facilities is subject to the satisfaction of certain customary conditions, including the consummation of the Transactions.
Private Placement Transactions
In connection with the foregoing Agreement, on February 12, 2020, the Company entered into subscription agreements with certain investors (collectively, the “Private Placement Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, 7,500,000 of the Company’s Class A ordinary shares, par value $0.0001 (the “Ordinary Shares”), and warrants representing the right to purchase 2,631,750 Ordinary Shares (the “Warrants”) for gross proceeds of approximately $75,000,000 (the “Private Placement”). The Company granted certain customary registration rights to the Private Placement Investors. The Ordinary Shares and Warrants to be offered and sold in connection with the Private Placements have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. The Private Placement is contingent upon, among other things, the closing of the Transactions. The proceeds from the Private Placement will be used to fund a portion of the Aggregate Cash Obligations (as defined under the Agreement) for the Transactions. In connection with the above agreements, the Company has agreed to put forth a proposal to the Company’s public warrant holders to consider and vote upon an amendment (the “Warrant Amendment”) to the existing warrant agreement that governs all of the Company’s outstanding warrants to provide that, immediately prior to the Closing, (i) each of the Company’s outstanding warrants, which currently entitle the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the Private Placement warrants have waived their rights to receive such payment).
Sponsor Support Agreement
In connection with the Agreement, the Company, the Sponsor, and the Sellers entered into a Sponsor Support Agreement on December 19, 2019, as amended on February 12, 2020 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to certain covenants and agreements related to the Transactions, particularly with respect to taking supportive actions to consummate the Transactions and to designate two of the Sellers’ directors to the board of directors of the Company, to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under the Company’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Ordinary Shares. In accordance with the terms of the Sponsor Support Agreement, the Sponsor will forfeit (i) 3,000,000 Class B ordinary shares of the Company; and (ii) 6,750,000 warrants to purchase Class A Ordinary Shares at a price of $11.50 per share (the “Founder Warrants”) immediately following the Closing; and the Sponsor has waived any rights that it might otherwise have to receive any cash payment with respect to its Founder Warrants.
Registration Statement
In connection with the proposed business combination and warrant amendment, the Company filed a Registration Statement on Form S-4 with the SEC, which was declared effective on May 13, 2020. The

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
definitive proxy statement/prospectus is first being mailed to the Company’s shareholders and warrant holders on or about May 15, 2020.
NOTE 9. SHAREHOLDERS’ EQUITY
Preference Shares
The Company is authorized to issue 2,000,000 preference shares with a par value of $0.0001. The Company’s board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the Ordinary Shares and could have anti-takeover effects. At March 31, 2020 and December 31, 2019, there were no preference shares issued or outstanding.
Ordinary Shares
The Company is authorized to issue 200,000,000 Class A Shares, with a par value of $0.0001 each, and 20,000,000 Class B ordinary shares, with a par value of $0.0001 each (the “Class B Shares” and, together with the Class A Shares, the “Ordinary Shares”). Holders of the Ordinary Shares are entitled to one vote for each Ordinary Share; provided that only holders of the Class B Shares have the right to vote on the election of directors prior to the Business Combination. The Class B Shares will automatically convert into Class A Shares at the time of the Business Combination, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the outstanding Class B Shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, 20% of the sum of all Ordinary Shares outstanding upon completion of the Initial Public Offering plus all Class A Shares and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any Ordinary Shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination, any Private Placement-equivalent Warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company. Holders of Founder Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided above, at any time.
At March 31, 2020 and December 31, 2019, there were 1,550,484 and 1,497,643 Class A Shares issued and outstanding, excluding 28,449,516 and 28,502,357 Class A Shares subject to possible redemption, respectively. At March 31, 2020 and December 31, 2019, there were 7,500,000 Class B Shares issued and outstanding.
Founder Shares — On February 15, 2019, an aggregate of 2,875,000 Class B Shares (the “Founder Shares”) were sold to the Sponsor for an aggregate purchase price of $25,000. On April 4, 2019, the Company effected a share capitalization in the form of a share dividend of 2.5 shares for each Founder Share in issue, and on April 25, 2019, the Company effected a share capitalization in the form of a share dividend of 1.044 shares for each Founder Share in issue, resulting in the Sponsor holding an aggregate of 7,503,750 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the share dividends. The 7,503,750 Founder Shares included an aggregate of up to 978,750 Founder Shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters in order to maintain the Initial Shareholder’s ownership at 20% of the issued and outstanding Ordinary Shares

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
upon completion of the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option, 3,750 Founder Shares were forfeited and 975,000 Founder Shares are no longer subject to forfeiture.
The Founder Shares are identical to the Class A Shares included in the Units sold in the Initial Public Offering, except that the Founder Shares (i) have the voting rights described above, (ii) are subject to certain transfer restrictions described below and (iii) are convertible into Class A Shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein, (iv) certain registration rights. The Founder Shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the Business Combination and (ii) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction after the Business Combination that results in all of the Public Shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 -trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$305,037,224	$304,283,025

ACT II GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2020
(Unaudited)
NOTE 11. LEGAL PROCEEDINGS
From time to time, the Company is subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions or relief. However, the Company’s management does not consider any such claims, lawsuits or proceedings that are currently pending, individually or in the aggregate, to be material to the Company’s business or likely to result in a material adverse effect on the Company’s future operating results, financial condition or cash flows.
Elstein v. Simon et al., Index No. 603599/2020 (Nassau Cnty. Mar. 6, 2020).   By complaint filed March 6, 2020, a shareholder brought an individual and derivative suit with respect to the Business Combination. The plaintiff brings three derivative claims under Cayman Islands law: (I) breaches of fiduciary duties as to the individual director defendants; (II) failure to disclose material information regarding the Business Combination as to the individual director defendants; and (III) aiding and abetting director defendants’ breaches of fiduciary duties as to Flavors Holdings, also named as a defendant. The plaintiff alleges that the individual defendants breached their fiduciary duties by acting in their own self-interest in causing or facilitating the Business Combination agreement, that Flavors Holdings aided and abetted such breaches, and that such conflicts of interest and breaches, and other allegedly material information, were not disclosed to shareholders. The plaintiff also brings one direct negligent misrepresentation claim under New York common law alleging that the proxy statement filed on February 14, 2020, soliciting the shareholder vote contained false and misleading statements and omissions. The Company believes that these claims are without merit and will defend against them vigorously.
NOTE 12. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than as disclosed in the notes to the condensed financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Appendix D
ACT II’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this report (the “Quarterly Report”) to “we,” “us” or the “Company” refer to Act II Global Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to Act II Global Sponsor LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Special Note Regarding Forward-Looking Statements
This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Form 10-Q including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company’s final prospectus for its Initial Public Offering filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Overview
We are a blank check company incorporated in the Cayman Islands on August 16, 2018 formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering, our shares, debt or a combination of cash, shares and debt.
The issuance of additional ordinary shares in a Business Combination:
•
may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of Class A ordinary shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•
may subordinate the rights of holders of ordinary shares if preference shares are issued with rights senior to those afforded our ordinary shares;

•
could cause a change of control if a substantial number of our ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•
may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•
may adversely affect prevailing market prices for our Class A ordinary shares and/or warrants.

Similarly, if we issue debt securities, it could result in:
•
default and foreclosure on our assets if our operating revenues after a Business Combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•
our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•
our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•
our inability to pay dividends on our ordinary shares;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•
limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•
increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Recent Developments
PENDING ACQUISITION AND RELATED AGREEMENTS
Purchase Agreement
The Company is party to a purchase agreement dated December 19, 2019, as amended February 12, 2020 and May 8, 2020 (the “Agreement”), with Flavors Holdings Inc. (“Flavors Holdings”), MW Holdings I LLC (“MW Holdings I”), MW Holdings III LLC (“MW Holdings III”) and Mafco Foreign Holdings, Inc. (together with Flavors Holdings, MW Holdings I and MW Holdings III, the “Sellers”), and, for the purposes of Amendment No. 2 to the Agreement, Project Taste Intermediate LLC, in connection with the proposed purchase of all of the outstanding equity interests of Merisant Company (“Merisant”), Merisant Luxembourg (“Merisant Luxembourg”), Mafco Worldwide LLC (“Mafco Worldwide”), Mafco Shanghai LLC (“Mafco Shanghai”), EVD Holdings LLC (“EVD Holdings”), and Mafco Deutschland GmbH (together with Merisant, Merisant Luxembourg, Mafco Worldwide, Mafco Shanghai, and EVD Holdings, the “Transferred Entities”). Subject to the terms and conditions of the Agreement, at the closing (the “Closing”) of the transactions contemplated thereunder (the “Transactions”), the Sellers will sell, convey, assign, transfer and deliver to the Company (or its designee), and the Company (or its designee) will purchase, all of the issued and outstanding equity interests of the Transferred Entities and certain assets thereof, and assume certain liabilities included in the Transferred Assets and Liabilities (as defined in the Agreement), in each instance, free and clear of all liens (subject to certain exceptions set forth in the Agreement), in exchange, subject to the limitations set forth below, for the Cash Consideration and the Ordinary Shares Consideration (each as defined below).
Pursuant to Amendment No. 2 to the Agreement, the Company assigned its rights under the Agreement to Project Taste Intermediate LLC, a newly-formed directly wholly-owned limited liability company subsidiary of the Company, such that, following the Closing, (i) the sole asset of the Company will be its membership interest in such subsidiary, and (ii) the subsidiary will own all of the equity interests of the Transferred Entities and hold all of the Transferred Assets and Liabilities.
Subject to the terms and conditions set forth in the Agreement, at the Closing, the Sellers will receive (i) $415,000,000 in cash (the “Base Cash Consideration”) (which, under certain conditions, may be reduced by the Company by up to $20,000,000 immediately prior to Closing in exchange for a dollar-for-dollar increase in the Ordinary Shares Consideration (as defined below)), plus or minus the Adjustment Amount (as defined in the Agreement) (the “Cash Consideration”), and (ii) that number of Class A ordinary shares of the Company (“Class A Ordinary Shares”) equal to the higher of (1) 2,500,000 or (2) the quotient of (x) the sum of $25,000,000 plus the amount, if any, by which the Base Cash Consideration is reduced by the Company in accordance with the terms of the Agreement, divided by (y) the lowest per share price at which Class A Ordinary Shares are sold by the Company to any person from and after the date of the Agreement but prior to, at or in connection with the Closing (the “Ordinary Shares Consideration”). The Agreement further provides the Company with the option, immediately prior to Closing, subject to certain conditions set forth in the Agreement and after (a) giving effect to the Private Placement (described below), any additional equity financing, and the Debt Financing (described below) and (b) taking into account all amounts held by the Company in trust, to reduce the Base Cash Consideration by the amount of funds necessary (up to $20,000,000) for the Company to pay (i) the Cash Consideration, (ii) any amounts paid in connection with the Warrant Amendment (described below), and (iii) the Transaction Costs (as defined in the Agreement) in exchange for a dollar-for-dollar increase in the Ordinary Shares Consideration.
In addition, the Agreement contemplates that immediately following the Closing, the Company’s sponsor, Act II Global LLC (the “Sponsor”), will place 2,000,000 Class A Ordinary Shares (which will be converted at Closing from Class B ordinary shares of the Company currently held by the Sponsor) (the “Escrowed Sponsor Shares”) into escrow, which will be held in escrow by the Company’s transfer agent. The Escrowed Sponsor Shares will be released to the Sponsor upon the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $20.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Escrow Period, (ii) a change in control of the Company, and (iii) 5-year anniversary of the Closing.
Debt Financing
On December 19, 2019, in connection with entering into the Agreement, the Company entered into a commitment letter, as amended on May 8, 2020 (the “Commitment Letter”), with TD Securities (USA) LLC (“TDSL”), as left lead arranger and book runner, The Toronto-Dominion Bank, New York Branch (“TDNY”), and Toronto Dominion (Texas) LLC (“TDTX”) as administrative agent. Pursuant to the Commitment Letter, TDSL agreed to arrange and TDNY committed to provide the Company with (i) a senior secured term loan facility in the aggregate amount of up to $185,000,000 (the “Term Facility”) and (ii) a senior secured revolving credit facility of up to $50,000,000 (the “Revolving Facility,” and together with the Term Facility, the “Credit Facilities”). The proceeds of the Term Facility on the Closing Date (as defined in the Agreement) may be used (x) to fund the Transactions, and (y) to pay the fees, costs and expenses incurred in connection with the Transactions. Up to $5,000,000 of the proceeds of the Revolving Facility (which may be increased) may be used on the Closing Date for general corporate purposes and to backstop or replace letters of credit. The proceeds of the Revolving Facility after the Closing Date may be used for working capital and general corporate purposes, including for capital expenditures. The availability of the borrowings under the Credit Facilities is subject to the satisfaction of certain customary conditions, including the consummation of the Transactions.
Private Placement Transactions
In connection with the foregoing Agreement, on February 12, 2020, the Company entered into subscription agreements with certain investors (collectively, the “Private Placement Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, 7,500,000 of the Company’s Class A ordinary shares, par value $0.0001 (the “Class A Ordinary Shares”) and warrants representing the right to purchase 2,631,750 Class A Ordinary Shares (the “Warrants”) for gross proceeds of approximately $75,000,000 (the “Private Placement”). The Company granted certain customary registration rights to the Private Placement Investors.

The Class A Ordinary Shares and Warrants to be offered and sold in connection with the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising. The Private Placement is contingent upon, among other things, the closing of the Transactions. The proceeds from the Private Placement will be used to fund a portion of the Aggregate Cash Obligations (as defined under the Agreement) for the Transactions.
In connection with the above agreements, the Company has agreed to put forth a proposal to the Company’s public warrant holders to consider and vote upon an amendment (the “Warrant Amendment”) to the existing warrant agreement that governs all of the Company’s outstanding warrants to provide that, immediately prior to the Closing, (i) each of the Company’s outstanding warrants, which currently entitle the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, will become exercisable for one-half of one share at an exercise price of $5.75 per one-half share ($11.50 per whole share) and (ii) each holder of a warrant will receive, for each such warrant, a cash payment of $0.75 (although the holders of the Private Placement warrants have waived their rights to receive such payment).
Sponsor Support Agreement
In connection with the Agreement, the Company, the Sponsor, and the Sellers entered into a Sponsor Support Agreement on December 19, 2019, as amended on February 12, 2020 (the “Sponsor Support Agreement”), pursuant to which the Sponsor agreed to certain covenants and agreements related to the Transactions, particularly with respect to taking supportive actions to consummate the Transactions and to designate two of the Sellers’ directors to the board of directors of the Company, to be effective at the Closing. In addition, the Sponsor irrevocably waived its anti-dilution protections under the Company’s Amended and Restated Memorandum and Articles of Association in connection with any new issuances of Ordinary Shares.
In accordance with the terms of the Sponsor Support Agreement, the Sponsor will forfeit (i) 3,000,000 Class B ordinary shares of the Company; and (ii) 6,750,000 warrants to purchase Class A Ordinary Shares at a price of $11.50 per share (the “Founder Warrants”) immediately following the Closing; and the Sponsor has waived any rights that it might otherwise have to receive any cash payment with respect to its Founder Warrants.
Registration Statement
In connection with the proposed business combination and warrant amendment, the Company filed a Registration Statement on Form S-4 with the SEC, which was declared effective on May 13, 2020. The definitive proxy statement/prospectus is first being mailed to the Company’s shareholders and warrant holders on or about May 15, 2020.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through March 31, 2020 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, the Company’s search for a target business with which to complete a Business Combination and activities in connection with the proposed Transactions. We do not expect to generate any operating revenues until after the completion of our initial Business Combination. We generate non-operating income in the form of interest income on marketable securities. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.
For the three months ended March 31, 2020, we had net income of $179,260, which consists of interest income on marketable securities held in the Trust Account of $754,199, offset by operating costs of $574,939.
For the three months ended March 31, 2019, we incurred a net loss of $15,517, which consisted of operating costs.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. Since the outbreak of the virus, the United States has imposed a travel ban on certain countries in Europe and Asia. On March 20, 2020, President Trump imposed additional travel restrictions, including the closure of both the Canadian and Mexican borders to any non-essential travel. A significant outbreak of COVID-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide, and the business of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.
Liquidity and Capital Resources
Until the consummation of the Initial Public Offering, the Company’s only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from our Sponsor.
On April 30, 2019, we consummated the Initial Public Offering of 30,000,000 Units, inclusive of the underwriters’ election to partially exercise their option to purchase an additional 3,900,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 6,750,000 Private Placement Warrants to the Sponsor at a price of $1.00 per warrant, generating gross proceeds of $6,750,000.
Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $300,000,000 was placed in the Trust Account. We incurred $16,614,355 in transaction costs, including $5,220,000 of underwriting fees, $11,280,000 of deferred underwriting fees and $114,355 of other costs.
For the three months ended March 31, 2020, cash used in operating activities was $422,635. Net income of $179,260 was impacted by interest earned on marketable securities held in the Trust Account of $754,199, amortization of right of use asset of $33,878 and changes in operating assets and liabilities, which provided $118,426 of cash.
As of March 31, 2020, we had cash and marketable securities held in the Trust Account of $305,037,224. We may withdraw interest to pay our income taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable and excluding deferred underwriting fees) to complete our Business Combination. To the extent that our share capital is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of March 31, 2020, we had cash of $583,196. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant unit at the option of the lender. The warrants would be identical to the Private Placement Warrants.
We will need to raise additional capital through loans or additional investments from our Sponsor, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.
Off-balance sheet financing arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
We do not have any long-term debt, capital lease obligations, or long-term liabilities, other than: (a) an agreement to pay the Sponsor a monthly fee of $10,000 for office space, and administrative and support services, provided to the Company. We began incurring these fees on April 25, 2019 and will continue to incur these fees monthly until the earlier of the completion of a Business Combination and the Company’s liquidation; and (b) a sub-lease agreement providing the Company with office space. The sub-lease provided that the Company’s occupancy begins January 2020 with monthly rental payments of $19,000 commencing May 1, 2020. The sub-lease terminates on July 13, 2021.
The underwriters are entitled to a deferred fee of $11,280,000. The deferred fee will be forfeited by the underwriters solely in the event that we fail to complete a Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Ordinary shares subject to redemption
We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.
Net income (loss) per ordinary share
We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.
Recent accounting pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

Appendix E
Combined Financial Statements
Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
For the Three Months Ended March 31, 2020 and 2019

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Financial Statements (unaudited)
For the Three Months Ended March 31, 2020 and 2019
Combined Financial Statements
Combined Balance Sheets	E-3
Combined Statements of Operations	E-4
Combined Statements of Comprehensive (Loss) Income	E-5
Combined Statements of Changes in Net Parent Investment	E-6
Combined Statements of Cash Flows	E-7
Notes to Combined Financial Statements	E-8

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Combined Balance Sheets
(In Millions)
	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10.5	$10.4
Accounts receivable (net of allowances of $1.9 and $2.8, respectively)	53.1	55.0
Inventories	116.4	121.1
Prepaid expenses and other current assets	6.8	7.3
Total current assets	186.8	193.8
Property, plant and equipment, net	20.2	20.4
Goodwill	113.1	130.8
Other intangible assets, net	225.9	251.3
Other assets	3.7	3.5
Total assets	$549.7	$599.8
Liabilities and net parent investment
Current liabilities:
Accounts payable	$27.2	$26.3
Accrued expenses and other current liabilities	21.6	28.1
Total current liabilities	48.8	54.4
Due to related party	6.9	8.4
Deferred tax liabilities, net	30.9	31.5
Other liabilities	18.1	17.8
Net parent investment	445.0	487.7
Total liabilities and net parent investment	$549.7	$599.8
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Unaudited Combined Statements of Operations
(In Millions)
	Three Months Ended March 31,
	2020	2019
Product revenues, net	$66.0	$70.3
Cost of goods sold	39.9	40.3
Gross profit	26.1	30.0
Selling, general and administrative expenses	15.9	15.7
Amortization of intangible assets	2.5	2.7
Asset impairment charges	40.6	-
Restructuring and other non-recurring expenses	0.4	1.4
Operating (loss) income	(33.3)	10.2
Other (income), net	(1.7)	(1.6)
(Loss) income before income taxes	(31.6)	11.8
(Benefit) provision for income taxes	(3.1)	2.6
Net (loss) income	$(28.5)	$9.2
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Unaudited Combined Statements of Comprehensive (Loss) Income
(In Millions)
	Three Months Ended March 31,
	2020	2019
Net (loss) income	$(28.5)	$9.2
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1.8)	(2.4)
Total other comprehensive loss, net of tax	(1.8)	(2.4)
Comprehensive (loss) income	$(30.3)	$6.8
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Unaudited Combined Statements of Changes in Net Parent Investment
(In Millions)
Net Parent Investment
Balance, January 1, 2019	$484.5
Funding to Parent, net	(12.2)
Net income	9.2
Other comprehensive loss, net of tax	(2.4)
Balance, March 31, 2019	$479.1

Net Parent Investment
Balance, January 1, 2020	$487.7
Funding to Parent, net	(12.4)
Net loss	(28.5)
Other comprehensive loss, net of tax	(1.8)
Balance, March 31, 2020	$445.0
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Unaudited Combined Statements of Cash Flows
(In Millions)
	Three Months Ended March 31,
	2020	2019
Operating activities
Net (loss) income	$(28.5)	$9.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	0.7	0.8
Amortization of intangible assets	2.5	2.7
Deferred income taxes	(0.6)	0.4
Asset impairment charges	40.6	—
Changes in operating assets and liabilities:
Accounts receivable	0.3	(6.6)
Inventories	4.0	1.7
Pension	—	0.2
Prepaid expenses and other current assets	(1.0)	0.2
Accounts payable, accrued liabilities and income taxes	(4.5)	3.0
Other, net	1.1	(1.1)
Net cash provided by operating activities	14.6	10.5
Investing activities
Capital expenditures	(0.9)	(0.4)
Net cash used in investing activities	(0.9)	(0.4)
Financing activities
Borrowings under revolver	3.5	—
Repayments of revolver	(5.0)	—
Funding to Parent, net	(12.4)	(12.2)
Net cash used in financing activities	(13.9)	(12.2)
Effect of exchange rate changes on cash and cash equivalents	0.3	0.1
Net change in cash and cash equivalents	0.1	(2.0)
Cash and cash equivalents, beginning of period	10.4	7.2
Cash and cash equivalents, end of period	$10.5	$5.2
Supplemental disclosure of cash paid
Taxes paid, net of refunds	$1.1	$1.3
See Notes to Unaudited Combined Financial Statements

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
1.
Description of Business and Basis of Presentation

The accompanying unaudited combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the licorice and sweetener businesses (“Mafco Worldwide” and “Merisant”, respectively or the “Business”) of Flavors Holdings Inc. (“Flavors” or “Parent”). Flavors is an indirect, wholly owned subsidiary of MacAndrews & Forbes Incorporated (“MacAndrews”).
Mafco Worldwide produces a variety of licorice products from licorice root, intermediary licorice extracts and crude derivatives produced by others and certain other ingredients. Approximately 45% of Mafco Worldwide’s licorice product sales for the twelve month period ending March 31, 2020 are to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Certain of the tobacco industry customers also purchase Mafco Worldwide’s processed natural products. Mafco Worldwide also sells licorice products to food and beverage processors, confectioners, cosmetic companies, and pharmaceutical manufacturers for use as flavoring or masking agents, including its Magnasweet brand flavor enhancer, which is used in various brands of chewing gum, energy bars, non-carbonated beverages, lip balm, chewable vitamins, aspirin and other products. In addition, Mafco Worldwide sells licorice root residue as garden mulch under the name Right Dress.
Merisant manufactures, markets and distributes tabletop sweeteners for the domestic and international consumer food markets, primarily under the Equal®, Canderel®, Pure Via®, and Whole Earth Sweetener® brands. Merisant distributes its products via the food retail, mass merchandising, pharmacy, and food service channels.
The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. In management’s opinion, all adjustments necessary for a fair presentation of the Business’ interim financial information have been made. The Business’ results of operations and financial position for interim periods are not necessarily indicative of those to be expected for the full year. All significant intercompany transactions and balances within the Business have been eliminated. Transactions with affiliated companies which are not a part of the Business are reflected as related party transactions and the related payable or receivable balances are included in net parent investment on the combined balance sheets.
Throughout the period covered by the unaudited combined financial statements, the Business operated as part of Flavors. Consequently, stand-alone financial statements have not been historically prepared for the Business. The accompanying combined financial statements have been prepared from Flavors’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Flavors’ other businesses. The operations of the Business are in various legal entities with or without a direct ownership relationship. Accordingly, Flavors and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined financial statements.
The accompanying combined financial statements reflect all assets and liabilities of Flavors that are either specifically identifiable or are directly attributable to the Business and have been extracted from the Flavors accounting records on the basis of the accounting policies and procedures further described in this footnote.
As more fully described in Note 10, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the combined Business by applying Accounting

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
Standards Codification (“ASC”) 740, “Income Taxes”, issued by the Financial Accounting Standards Board (“FASB”), to the Business’ operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
All allocations and charges of cost to and from Flavors as further described in Note 3 have been deemed paid in the period in which the cost was recorded in the combined statements of operations. The Business’ portion of certain current income taxes payable is deemed to have been remitted to Flavors at the end of the fiscal year in which the related tax expense was recorded. The Business’s portion of certain current income taxes receivable is deemed to have been remitted by Flavors at the end of the fiscal year to which the receivable applies only to the extent that a refund of such taxes could have been recognized by the Business on a stand-alone basis under the law of the relevant taxing jurisdiction.
Long-term third party debt and the related interest expense of Flavors has not been allocated to the combined financial statements as the Business will not be assigned any of the current third party debt as Flavors’ borrowings are not directly attributable to the Business. Flavors’ third party debt is collateralized by certain of Flavors’ U.S. assets (including the voting interests of Mafco Worldwide LLC, Merisant Company and Merisant US, Inc. and all of their assets), as well as two-thirds of the voting stock of Flavors’ first tier non-U.S. subsidiaries. The cash and cash equivalents held by Flavors at the corporate level are not specifically identifiable to the Business and therefore were not allocated for any of the periods presented.
All of the allocations and estimates in the combined financial statements are based on assumptions that management of Flavors believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented. See Note 3.
Actual costs that would have been incurred if Mafco Worldwide and Merisant had been a stand-alone businesses would depend on multiple factors, including organizational structure and strategic decisions.
As a result of the on-going macroeconomic disruption and uncertainty caused by COVID-19, including the impact on enterprise valuations, the Company has recorded asset impairment charges during the period (see Note 6). Absent these charges, the pandemic did not materially affect the Business’ core operations in the first quarter ended March 31, 2020, however, while the Company is currently experiencing relatively stable customer demand for its products and has no supply disruptions, the Business is unable to predict the impact that COVID-19 will have on its future financial position and operating results due to numerous uncertainties.
2.
Summary of Significant Accounting Policies

There have been no changes in accounting policies since issuance of last annual report related to the year ended December 31, 2019.
New Accounting Guidance
In February 2016, the FASB issued new guidance that will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The new guidance will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This guidance will be effective in fiscal year 2021, with early adoption permitted. The Business is currently evaluating the adoption date and the effect that the updated standard will have on its combined financial statements and related disclosures.
In June 2016, the FASB issued new guidance, which was subsequently amended in November 2018, which will require entities to estimate lifetime expected credit losses for trade and other receivables, net

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. This new guidance further clarifies that impairment of receivables from operating leases should be accounted for in accordance with existing lease accounting guidance. This guidance will be effective in fiscal year 2023. The Business is currently evaluating the effect that the new guidance will have on its combined financial statements and related disclosures.
In February 2018, the FASB issued new guidance, which was issued to address the income tax accounting treatment of the stranded tax effects within other comprehensive income as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) on December 22, 2017, which changed the Business’ income tax rate from 35% to 21%. This new guidance changed US GAAP whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The amendments may be adopted in total or in part using a full retrospective or modified retrospective method. The amendments are effective for periods beginning after December 15, 2018. Early adoption is permitted. On January 1, 2019, the Business elected to adopt this standard on a full retrospective approach and reclassified $2.1 from AOCI within net parent investment.
Subsequent Events
The Business evaluated subsequent events through May 29, 2020, the date the financial statements were issued. All events that had a material impact on the Business’ financial statements are disclosed in the notes to the combined financial statements.
3.
Relationship with Flavors and Related Entities and Allocations

The Business maintains its own office space and manufacturing facilities, its own infrastructure for management, sales, general and administrative, finance and accounting, treasury, legal, human resources and information systems, as well as its own employee benefit plans.
In the normal course of operations, the Business transfers excess cash from its bank accounts to Flavors, which is accounted for within net parent investment.
Receivables and payables between the Business and Flavors have been accounted for through the net parent investment account in the combined financial statements.
4.
Inventories

Inventories consisted of the following:
	March 31, 2020	December 31, 2019
	(Unaudited)
Raw materials and supplies	$84.0	$89.6
Work in process	0.5	0.4
Finished goods	31.9	31.1
	$116.4	$121.1

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
5.
Property and Equipment

Property, plant, and equipment consisted of the following:
	March 31, 2020	December 31, 2019
	(Unaudited)
Machinery, equipment and other	$48.3	$50.1
Land, land rights, buildings and building improvements	26.8	25.1
Construction in progress	0.3	0.6
	75.4	75.8
Accumulated depreciation	(55.2)	(55.4)
	$20.2	$20.4

6.
Intangible Assets and Goodwill

Intangible assets, net consisted of the following:
	March 31, 2020 (Unaudited)			December 31, 2019
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Indefinite-lived:
Product formulations	$87.0	$—	$87.0	$109.9	$—	$109.9
Definite-lived:
Customer relationships	$105.0	$(40.3)	$64.7	$105.0	$(38.8)	$66.2
Tradenames	95.1	(20.9)	74.2	95.1	(19.9)	75.2
	$287.1	$(61.2)	$225.9	$310.0	$(58.7)	$251.3
There continues to be no foreseeable limit on the period of time over which the product formulations are expected to contribute to the cash flows of the Business. Therefore, the Business continues to assign an indefinite useful life to the product formulations.
The acquired customer relationships have a useful life of 19 years and the tradenames have a useful life of 25 years.Amortization expense related to intangible assets for three months ended March 31, 2020 and 2019 was $2.5 and $2.7, respectively. The estimated annual aggregate amortization expense as of March 2020 for the next five succeeding fiscal years is expected to be $10.1, $9.6, $9.2, $9.2 and $9.2, respectively.
The on-going macroeconomic disruption and uncertainty caused by the COVID-19 pandemic, including the impact on enterprise valuations across many sectors, represented events which could indicate that the carrying value of goodwill and indefinite-lived intangible assets may not be recoverable. Accordingly, in connection with the preparation of the combined financial statements for the three months ended March 31, 2020, we performed an interim test for impairment.
In performing the quantitative assessment of indefinite-live intangibles, the estimated fair value was determined under an income approach using the discounted cash flow method which requires assumptions related to projected operating results and a discount rate using a market-based weighted-average cost of capital. The main assumptions supporting the cash flow projections include revenue growth, EBIT margins and discount rate. The financial projections reflect management’s best estimate of economic and market

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
conditions over the projected period including forecasted revenue growth, EBIT margins, tax rate, capital expenditures, depreciation and amortization, changes in working capital requirements and the terminal growth rate.
Based on our interim impairment assessment as of March 31, 2020, the carrying value of the indefinite-lived intangibles exceeded their fair value, and an impairment charge of $22.9 was recorded during the three months ended March 31, 2020.
In performing the assessment of goodwill, the Business utilized a market approach to estimate fair value based upon the proposed purchase price of the Business from a willing buyer in an active open market transaction.
Based on our interim quantitative impairment assessment as of March 31, 2020, the carrying value of the Mafco Worldwide and Merisant reporting units exceeded its fair value by $6.6 and $11.1, respectively, and a goodwill impairment charge in those amounts were recorded during the three months ended March 31, 2020.
There was no change in the carrying amount of goodwill during or prior to 2019.
7.
Accumulated Other Comprehensive Loss

The following table displays the change in the components of accumulated other comprehensive loss, net of tax, which are included in net parent investment on the accompanying combined balance sheets:
	Net Currency Translation Gains (Losses)	Funded Status of Benefit Plans	Total Accumulated Other Comprehensive Loss
Balance at December 31, 2018	$4.4	$(10.5)	$(6.1)
Foreign currency translation Adjustments	(2.4)	—	(2.4)
Adoption of ASU 2018-02	—	(2.1)	(2.1)
Balance at March 31, 2019	$2.0	$(12.6)	$(10.6)
Balance at December 31, 2019	$2.9	$(11.0)	$(8.1)
Foreign currency translation Adjustments	(1.8)	—	(1.8)
Balance at March 31, 2020	$1.1	$(11.0)	$(9.9)

8.
Employee Benefit Plans and Defined Benefit Pension Plans

Certain current and former employees of the Business are covered under a funded defined benefit retirement plan. Plan provisions covering certain of the Business’ salaried employees generally provide pension benefits based on years of service and compensation. Plan provisions covering the Business’ union members generally provide stated benefits for each year of credited service. The Business’ funding policy is to contribute annually the statutory required amount as actuarially determined. The Business uses December 31 as a measurement date for the plan. The Business froze the pension plan on December 31, 2019.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
The components of net periodic benefit costs of the Business’s defined benefit pension plan for the three months ending March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Net periodic benefit cost:
Service cost	$—	$0.2
Interest cost	0.3	0.3
Expected return on plan assets	(0.4)	(0.4)
Amortization of unrecognized actuarial loss	0.1	0.3
Total net periodic benefit cost	$—	$0.4
Net periodic benefit costs are reflected in the Business’ combined financial statements as follows for the period presented:
	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Net periodic benefit cost:
Cost of Goods Sold	$—	$0.2
Selling, general and administrative expense	—	0.2
Total net periodic benefit cost	$—	$0.4
The Business expects that it will have a net periodic benefit cost of nil for all of 2020, compared with net periodic benefit cost of $1.7 in 2019.
Contributions
The Business currently does not expect to make contributions to its funded defined benefit pension plan in 2020 due to the funded status.
In addition to the expense shown above, the Business has an unfunded supplemental benefit plan to provide certain salaried employees with additional retirement benefits due to limitations established by U.S. income tax regulation. The projected net periodic pension cost for the unfunded plan is expected to be $0.9 for 2020, compared with net periodic pension cost of $0.6 in 2019.
The Business also participates in certain state-sponsored defined benefit plans covering certain non-U.S. employees with total net liabilities of approximately $2.8 as of March 31, 2020 and December 31, 2019, respectively. The primary state-sponsored plan relates to Merisant employees in Switzerland and France, which had a pension benefit obligation of $5.6 and plan assets $2.8 as of March 31, 2020 and as of December 31, 2019, along with net periodic pension cost of $0.1 for the three months ended March 31, 2020 and 2019.
9.
Defined Contribution Pension Plan

The Business has two defined contribution 401(k) plans covering certain eligible domestic employees, as defined by the plans. The plans provide for certain employer matching contributions. Contributions to the plans totaled $0.2 and $0.1 for the three months ended March 31, 2020 and 2019.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
10.
Income Taxes

Income taxes as presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method described by ASC 740, “Income Taxes”. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in combined financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, e.g. net operating loss carryforwards, which were actually reflected in Flavors’ consolidated financial statements may or may not exist at the stand-alone Business level.
The combined financial statements reflect the Business’ portion of income taxes currently payable as if the Business had been a separate taxpayer. In the combined statements of cash flows, such amounts have been deemed remitted to the relevant taxing jurisdictions or Flavors in instances where the Business is included with Flavors in a consolidated or combined tax return.
The Business’ provision for income taxes consists of U.S., state and local and foreign taxes. The Business has significant operations in various locations outside the U.S. The annual effective tax rate is a composite rate reflecting earnings in the various locations at their applicable statutory tax rates.
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was enacted in response to the COVID-19 pandemic. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. The CARES Act made various tax law changes including among other things (i) increased the limitation under IRC Section 163(j) for 2019 and 2020 to permit additional expensing of interest (ii) enacted a technical correction so that qualified improvement property can be immediately expensed under IRC Section 168(k) (iii) made modifications to the federal net operating loss rules including permitting federal net operating losses incurred in 2018, 2019, and 2020 to be carried back to the five preceding taxable years in order to generate a refund of previously paid income taxes and (iv) enhanced recoverability of AMT tax credit carryforwards. The income tax provisions of the CARES Act had limited applicability to the Company and did not have a material impact on the Business’ consolidated financial statements.
For the three months ended March 31, 2020 and 2019, the Business recorded an income tax benefit of $3.1 and an income tax provision of $2.6, respectively. The effective tax rate for the three months ended March 31, 2020 was an income tax benefit of 9.9% on pre-tax loss of $31.6, compared to an income tax provision of 22.3% on pre-tax income of $11.8, in the comparable period ended March 31, 2019.
The effective tax rate for the three months ended March 31, 2020 was computed by applying an estimate of the annual effective tax rate for the full year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period. The effective tax rate for the three months ended March 31, 2020 differs from the statutory federal rate of 21% primarily due the discrete impact of the impairment charges of non-deductible goodwill recorded during the period. The effective tax rate for the three months ended March 31, 2019 differs from the statutory federal rate of 21% primarily due to state and local taxes and the U.S. effect of international operations.
At March 31, 2020, the Business had an uncertain tax position liability of $1.8, including interest and penalties. The unrecognized tax benefits include amounts related to various foreign tax issues.

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
11.
Commitments and Contingencies

The Business leases certain facilities and office equipment. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of March 31, 2020:
2020	$2.5
2021	2.8
2022	2.6
2023	2.3
2024	1.0
Thereafter	2.2
Less: sublease rental income	(3.4)
$10.0
Total operating lease rent expense for the three months ended March 31, 2020 and 2019 was $1.4.
The Business is subject to various claims, pending and possible legal actions for product liability and other damages, and other matters arising out of the conduct of the business. The Business believes, based on current knowledge and consultation with counsel, that the outcome of such claims and actions will not have a material adverse effect on the Business’ combined financial position or results of operations.
As of March 31, 2020, the Business had obligations to purchase $16.1 million of raw materials.
12.
Transactions with Affiliates

The Business participates in MacAndrews’ directors and officer’s insurance program, which covers the Business along with MacAndrews and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. For the three months ended March 31, 2020 and 2019, the Business reimbursed MacAndrews an immaterial amount for its allocable portion of the premiums for such coverage, which the Business believes is more favorable than the premiums that it could secure were it to secure its own coverage. The Business also participates in certain other insurance programs with MacAndrews under which it pays premiums directly to the insurance broker.
In March 2018, the Business entered into a revolving credit agreement with MacAndrews. This revolving credit facility, as amended, matures on January 3, 2022 and provides for maximum outstanding borrowings of up $9.0. The revolving credit facility is unsecured and bears interest at 3-month LIBOR plus 4.0% and provides for periodic interest payments with all principal due upon maturity. MacAndrews has the right to accept or reject any borrowing request made by the Business pursuant to this agreement in its sole discretion. Outstanding borrowings at March 31, 2020 and December 31, 2019 were $6.9 and $8.4, respectively, and the interest rate at March 31, 2020 and December 31, 2019 was 5.22% and 5.95%, respectively. The interest expense for the three months ended March 31, 2020 and 2019 was approximately $0.1.
13.
Employee termination benefits

Termination benefits are payable when an employee is involuntarily terminated, or whenever an employee accepts voluntary termination in exchange for termination benefits. One-time involuntary termination benefits are recognized as a liability when the termination plan meets certain criteria and has been communicated to employees. If employees are required to render future service in order to receive these

Mafco Worldwide & Merisant
The Licorice and Sweetener Businesses of Flavors Holdings Inc.
Notes to Unaudited Combined Financial Statements
(Dollars in Millions)
one-time termination benefits, the liability is recognized ratably over the future service period. The Business adopted restructuring plans resulting in employee termination benefits of $0.1 and nil for the three months ended March 31, 2020 and 2019, respectively, which are recorded in restructuring and other non-recurring expenses on the accompanying combined statements of operations. As of March 31, 2020 we have paid $0.1 on employee termination benefits.
14.
Segment Data and Related Information

Operating segments include components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (the Business’ “Chief Executive Officer”) in deciding how to allocate resources and in assessing the Business’ performance. The Business has 5 operating segments: Mafco Worldwide, Merisant — North America, Merisant — Europe-Africa-Middle East, Merisant — Asia-Pacific and Merisant — Latin America geographic regions. Pursuant to accounting standards, the Business has aggregated the four Merisant operating segments into one reportable segment as they have similar economic characteristics, and the operating segments are similar in all of the following areas: (a) the nature of the products and services; (b) the nature of the production processes; (c) the type or class of customer for their products and services; (d) the methods used to distribute their products or provide their services; and (e) the nature of the regulatory environment.
The following table presents selected financial information relating to the Business’ reporting segments for the three months ended March 31, 2020 and 2019:
	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Product revenues, net
Mafco Worldwide	$25.8	$28.8
Merisant	40.2	41.5
Total Product revenues, net	$66.0	$70.3
Income (loss) before income taxes
Mafco Worldwide	$(23.9)	$6.2
Meriant	(7.7)	5.6
Total Income before income taxes	$(31.6)	$11.8

Appendix F
MERISANT AND MAFCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Merisant and MAFCO and their subsidiaries prior to the consummation of the Business Combination.
You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Combined Financial and Other Data of Merisant and MAFCO” section of this proxy statement/prospectus and our combined financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Key Financial Definitions
Product Revenues, net. Product revenues, net consists primarily of sales of tabletop sweeteners and natural licorice products. The following is a brief description of the components of Merisant and MAFCO’s revenues:
Merisant revenues. Merisant revenues consists primarily of sales of tabletop sweeteners for the domestic and international consumer food markets, primarily under the Whole Earth®, Equal®, Canderel® and Pure Via® brands.
Mafco Worldwide revenues. Mafco Worldwide’s revenues consists primarily of sales of natural licorice products, many of which are under the Magnasweet® brand which are used in a wide range of applications, including food, beverage, pharmaceutical, confectionary, cosmetic, personal care and tobacco products.
Cost of goods sold. Cost of goods sold consists primarily of the cost of products produced and sold through Merisant and MAFCO’s various methods of distribution.
Selling, general and administrative expenses. Selling, general and administrative expenses are comprised of expenses associated with corporate and administrative functions that support Merisant and MAFCO’s business, including fees for professional services, insurance, rent, employee salary and benefits, and other general corporate expenses.
Amortization of intangible assets. Amortization of intangible assets are comprised of expenses associated with the amortization of other intangible assets with definite useful lives (e.g. customer relationships and trade names).
Asset impairment charges. Non-recurring expenses related to write-down of certain assets to its fair value.
Restructuring and non-recurring expense. Restructuring and non-recurring expenses are primarily related to employee termination benefits and facility closure costs.
Other (income), net. Other (income) primarily consists of foreign exchange transaction gains and losses.
(Benefit) provision for income taxes. (Benefit) provision for income taxes includes current and deferred federal tax expenses, as well as state, local and foreign income taxes.
Net (loss) income. Net (loss) income consists of (loss) income from operations less income tax expense plus income tax (benefit).

Comparison of Results for the Three-Month Period Ended March 31, 2020 (unaudited) and March 31, 2019 (unaudited)
	Three Months Ended March 31,
(In millions)	2020	2019
	(Unaudited)	(Unaudited)
Product revenues, net	$66.0	$70.3
Cost of goods sold	39.9	40.3
Gross profit	26.1	30.0
Selling, general and administrative expenses	15.9	15.7
Amortization of intangible assets	2.5	2.7
Asset impairment charges	40.6	—
Restructuring and other non-recurring expenses	0.4	1.4
Operating (loss) income	(33.3)	10.2
Other (income), net	(1.7)	(1.6)
Income before income taxes	(31.6)	11.8
(Benefit) provision for income taxes	(3.1)	2.6
Net (loss) income	$(28.5)	$9.2
Product Revenues, net. Product revenues decreased approximately 6.1%, or $4.3, to $66.0 in the three months ended March 31, 2020, from $70.3 in the three months ended March 31, 2019.
Merisant revenues. Merisant revenues decreased approximately 3.1%, or $1.3, to $40.2 in the three months ended March 31, 2020, from $41.5 in the three months ended March 31, 2019. Excluding the $0.7 unfavorable impact of foreign currency fluctuations, product revenues decreased by 1.4% or $0.6. The decrease in net revenue was driven primarily by shipment delays in the three months ended March 31, 2020 due to retailers and distributors having difficulty receiving product due to strong demand for consumer packaged goods. In addition, there was an inventory build in the prior year in anticipation of Brexit.
Mafco Worldwide revenues. Mafco Worldwide revenues decreased approximately 10.4%, or $3.0, to $25.8 in the three months ended March 31, 2020, from $28.8 in the three months ended March 31, 2019. The decrease was driven by the decline in international tobacco revenues.
Cost of goods sold. Cost of goods sold decreased $0.4 to $39.9 in the three months ended March 31, 2020, from $40.3 in the three months ended March 31, 2019. Cost of goods sold as a percentage of products revenue, net increased to 60.5% in the three months ended March 31, 2020, from 57.3% in the three months ended March 31, 2019. Excluding the $0.1 favorable impact of foreign currency fluctuations, the increase in cost of goods sold as a percentage of product revenue was driven by higher raw material costs, tariffs, and changes in Merisant’s product mix.
Selling, general and administrative. Selling, general and administrative expenses (“SG&A”) remained relatively flat, $15.9 in the three months ended March 31, 2020 compared to $15.7 in the three months ended March 31, 2019.
Amortization of intangible assets. Amortization of intangible assets remained relatively flat, $2.5 in the three months ended March 31, 2020 compared to $2.7 in the three months ended March 31, 2019.
Asset impairment charges. Asset impairment charges of $40.6 in the three months ended March 31, 2020 related to the write down of indefinite lived assets and goodwill.
Restructuring and non-recurring expense. Restructuring and non-recurring expenses decreased $1.0 to $0.4 in in the three months ended March 31, 2020, from $1.0 in the three months ended March 31, 2019. The decrease is primarily related to lower employee termination costs and a decrease in facility closure costs.
Other (income), net. Other (income), net remained relatively flat, $1.7 in the three months ended March 31, 2020 compared to $1.6 in the three months ended March 31, 2019.

(Benefit) provision for income taxes. (Benefit) provision for income taxes decreased $5.7 to a benefit of $3.1 in the three months ended March 31, 2020 from provision of $2.6 in the three months ended March 31, 2019. The effective tax for the three months ended March 31, 2020 was 9.8% compared to an effective tax rate for the three months ended March 31, 2019 of 22.0%. The effective tax rate decreased in the three months ended March 31, 2020 due to the discrete impact of the impairment charges of non-deductible goodwill for which no tax benefit was recorded for the three months ended March 31, 2020.
Net (loss) income. Net loss was $28.5 in the three months ended March 31, 2020, compared to net income of $9.2 in the three months ended March 31, 2019 due to all of the factors listed above.
Comparison of Results for the Years Ended December 31, 2019 (audited) and December 31, 2018 (audited)
	Year Ended December 31,
(In millions)	2019	2018
	(Audited)	(Audited)
Product revenues, net	$272.2	$291.0
Cost of goods sold	163.6	167.9
Gross profit	108.6	123.1
Selling, general and administrative expenses	65.9	74.8
Amortization of intangible assets	10.7	11.1
Restructuring and other non-recurring expenses	2.2	9.5
Operating income	29.8	27.1
Other expense, net	1.4	1.5
Income before income taxes	28.4	26.2
(Benefit) Provision for income taxes	(2.5)	5.3
Net income	$30.9	$20.9
Product Revenues, net. Product revenues decreased approximately 6.5%, or $18.8 million, to $272.2 million in 2019, from $291.0 million in 2018.
Merisant revenues. Merisant revenues decreased approximately 4.5%, or $7.9 million, to $165.9 million in 2019, from $173.8 million in 2018. Excluding the $9.0 million unfavorable impact of foreign currency fluctuations, product revenues increased by 0.6% or $1.1 million. The increase in net revenue was driven by strong growth from Whole Earth in North America, growth in Asia Pacific and Latin America partially offset by trade marketing investments in North America and by the discontinuing of sales in the Middle East and Germany.
Mafco Worldwide revenues. Mafco Worldwide revenues decreased approximately 9.3%, or $10.9 million, to $106.3 million in 2019, from $117.2 million in 2018. The decrease was driven by volume declines in licorice extracts and derivatives.
Cost of goods sold. Cost of goods sold decreased $4.3 million to $163.6 million in 2019, from $167.9 million in 2018. Cost of goods sold as a percentage of products revenue, net increased to 60.1% in 2019, from 57.7% in 2018. Excluding the $3.6 million favorable impact of foreign currency fluctuations, the increase in cost of goods sold as a percentage of product revenue was driven by North America.
Selling, general and administrative. Selling, general and administrative expenses (“SG&A”) decreased $8.9 million to $65.9 million in 2019, from $74.8 million in 2018. Excluding the $3.2 million favorable impact of foreign currency fluctuations, the decrease in SG&A was driven by lower brand support and lower compensation expense.
Amortization of intangible assets. Amortization of intangible assets remained relatively flat, $10.7 million in 2019 compared to $11.1 million in 2018.
Restructuring and non-recurring expense. Restructuring and non-recurring expenses decreased $7.3 million to $2.2 million in 2019, from $9.5 million in 2018. The decrease is primarily related to lower employee termination costs and a decrease in facility closure costs.

Other expense, net. Other expense, net remained relatively flat, $1.4 million in 2019 compared to $1.5 million in 2018.
(Benefit)/provision for income taxes. (Benefit)/provision for income taxes decreased $7.8 million to (benefit) of $2.5 million in 2019, from provision of $5.3 million in 2018. The effective tax rate for 2019 was 8.8% compared to an effective tax rate for 2018 of 20.2%. The (benefit) provision for income taxes decreased in 2019 predominantly due to the tax benefit related to the impact of foreign restructuring and the change in tax rates enacted during the year.
Net income. Net income was $30.9 million in 2019, compared to net income of $20.9 million in 2018 due to all of the factors listed above.
Liquidity and Capital Resources
Overview
Merisant and MAFCO have historically funded its operations with cash flow from operations. Excess cash from the business is transferred to its parent and accounted for within net parent investment.
Cash Flows
The following table shows summary cash flow information for the three-month periods ended March 31, 2020 (unaudited) and March 31, 2019 (unaudited), the years ended December 31, 2019 (audited) and December 31, 2018 (audited).
	Three Months Ended March 31,		Years Ended December 31,
(In millions)	2020	2019	2019	2018
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net cash provided by operating activities	$14.6	$10.5	$32.0	$34.0
Net cash used in investing activities	(0.9)	(0.4)	(4.1)	(2.2)
Net cash used in financing activities	(13.9)	(12.2)	(24.2)	(28.8)
Effect of exchange rates on cash and cash equivalents	0.3	0.1	(0.5)	—
Net increase (decrease) in cash and cash equivalents	$0.1	$(2.0)	$3.2	$3.0
Comparison of Results for the Three Month Period Ended March 31, 2020 (unaudited) and March 31, 2019 (unaudited)
Operating activities. Merisant and MAFCO’s net cash provided by operating activities increased $4.1 to $14.6 in the three months ended March 31, 2020, from $10.5 in the three months ended March 31, 2019. This increase was due primarily to the change in other working capital.
Investing activities. Merisant and MAFCO’s net cash used in investing activities increased $0.5 to $0.9 in the three months ended March 31, 2020, from $0.4 in the three months ended March 31, 2019. This increase was driven by an increase in capital expenditures in the three months ended March 31, 2020, compared to the three months ended March 31, 2019.
Financing activities. Merisant and MAFCO’s net cash used in financing activities increased $1.7 to $13.9 in the three months ended March 31, 2020, from $12.2 in the three months ended March 31, 2019. This increase was largely due to net repayments of revolver in 2020 of $1.5 in the three months ended March 31, 2020.
Comparison of Results for the Years Ended December 31, 2019 (audited) and December 31, 2018 (audited)
Operating activities. Merisant and MAFCO’s net cash provided by operating activities decreased $2.0 million to $32.0 million in 2019, from $34.0 million in 2018. This decrease was due primarily to a decrease in deferred income taxes, offset by an increase in net income.

Investing activities. Merisant and MAFCO’s net cash used in investing activities increased $1.9 million to $4.1 million in 2019, from $2.2 million 2018. This increase was largely driven by proceeds from the sale of certain fixed assets in 2018.
Financing activities. Merisant and MAFCO’s net cash used in financing activities decreased $4.6 million to $24.2 million in 2019, from $28.8 million in 2018. The decrease is due to reduced funding to parent offset by a decrease in net borrowing.
Off-Balance Sheet Arrangements
Other than the operating lease arrangements described below, Merisant and MAFCO have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial condition, changes in financial condition, income or expenses, results of operations, liquidity, capital expenditures or capital resources.
Contractual Obligations
The following table summarizes certain of Merisant and MAFCO’s obligations as of December 31, 2019 and the estimated timing and effect that such obligations are expected to have on liquidity and cash flows in future periods (in millions):
	2020	2021	2022	2023	2024	Thereafter
Minimum lease obligations(a)	$3.2	$2.8	$2.6	$2.4	$1.0	$2.2

(a)
Minimum lease obligations do not include the $3.7 of sublease rental income

In addition, at December 31, 2019, MAFCO had obligations to purchase $12.6 million of raw materials through 2025, however, is unable to make reasonably reliable estimates of the timing of such payments, therefore the related commitment has been excluded from the table above.
The contractual obligations at March 31, 2020 have not changed materially since December 31, 2019.
Critical Accounting Policies
General
Merisant and MAFCO’s combined financial statements present, on a historical cost basis, the combined assets, liabilities, revenues and expenses related to the licorice and sweetener businesses (“Mafco Worldwide” and “Merisant”, respectively or the “Business”) of Flavors Holdings Inc. (“Flavors” or “Parent”). Flavors is an indirect, wholly owned subsidiary of MacAndrews & Forbes Incorporated (“MacAndrews”).
Mafco Worldwide produces a variety of licorice products from licorice root, intermediary licorice extracts and crude derivatives produced by others and certain other ingredients. Approximately 47% of Mafco Worldwide’s licorice product sales are to the worldwide tobacco industry for use as tobacco flavor enhancing and moistening agents in the manufacture of American blend cigarettes, moist snuff, chewing tobacco and pipe tobacco. Certain of the tobacco industry customers also purchase Mafco Worldwide’s processed natural products. Mafco Worldwide also sells licorice products to food and beverage processors, confectioners, cosmetic companies, and pharmaceutical manufacturers for use as flavoring or masking agents, including its Magnasweet brand flavor enhancer, which is used in various brands of chewing gum, energy bars, non-carbonated beverages, lip balm, chewable vitamins, aspirin and other products.
Merisant manufactures, markets and distributes tabletop sweeteners for the domestic and international consumer food markets, primarily under the Equal®, Canderel®, Pure Via®, and Whole Earth Sweetener® brands. Merisant distributes its products via the food retail, e-commerce, and food service channels. Approximately 84% of the business goes through the retail and e-commerce channels with only 16% going through food service.
The combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present fairly the combined financial position and results of the Business. All significant intercompany transactions and balances within the Business have been eliminated. Transactions with affiliated companies which are not a part of the Business are reflected as related party transactions and the related payable or receivable balances are included in net parent investment on the combined balance sheets.
Throughout the period covered by the combined financial statements, the Business operated as part of Flavors. Consequently, stand-alone financial statements have not been historically prepared for the Business. The accompanying combined financial statements have been prepared from Flavors’ historical accounting records and are presented on a stand-alone basis as if the operations had been conducted independently from Flavors’ other businesses. The operations of the Business are in various legal entities with or without a direct ownership relationship. Accordingly, Flavors and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined financial statements.
The accompanying combined financial statements reflect all assets and liabilities of Flavors that are either specifically identifiable or are directly attributable to the Business and have been extracted from the Flavors accounting records on the basis of the accounting policies and procedures further described in this footnote.
As more fully described in Note 2 and Note 10, current and deferred income taxes and related tax expense have been determined based on the stand-alone results of the combined Business by applying Accounting Standards Codification (“ASC”) 740, “Income Taxes”, issued by the Financial Accounting Standards Board (“FASB”), to the Business’ operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
All allocations and charges of cost to and from Flavors as further described in Note 3 have been deemed paid in the period in which the cost was recorded in the combined statements of operations. The Business’ portion of certain current income taxes payable is deemed to have been remitted to Flavors in the period the related tax expense was recorded. The Business’ portion of certain current income taxes receivable is deemed to have been remitted by Flavors in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by the Business on a stand-alone basis under the law of the relevant taxing jurisdiction.
Long-term third party debt and the related interest expense of Flavors has not been allocated to the combined financial statements as the Business will not be assigned any of the current third party debt and Flavors’ borrowings are not directly attributable to the Business. Flavors’ third party debt is collateralized by certain of Flavors’ U.S. assets (including the voting interests of Mafco Worldwide LLC, Merisant Company and Merisant US, Inc. and all of their assets), as well as two-thirds of the voting stock of Flavors’ first tier non-U.S. subsidiaries. The cash and cash equivalents held by Flavors at the corporate level are not specifically identifiable to the Business and therefore were not allocated for any of the periods presented.
All of the allocations and estimates in the combined financial statements are based on assumptions that management of Flavors believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented. See Note 3.
Actual costs that would have been incurred if Mafco Worldwide and Merisant had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions.
Mafco Worldwide and Merisant have identified the policies outlined below as critical to its business operations and an understanding of its results of operations. This discussion is not intended to be a comprehensive description of all accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact on Mafco Worldwide and Merisant’s business operations and any associated risks related to these policies is discussed under results of operations, below, where such policies affect its reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, please see Note 2 in the Notes to the Combined Financial Statements of Mafco Worldwide and Merisant.

Inventories
Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predicable costs of completion, disposal, and transportation. The cost of inventory is determined principally by the first in, first out method.
Goodwill and Intangible Assets
Goodwill represents the excess of consideration transferred over the fair value of identifiable net assets acquired. Intangible assets consist of product formulations, tradenames and customer relationships. Acquired intangibles are recorded at fair value as of the date acquired. Goodwill and other intangibles determined to have an indefinite life are not amortized, but are tested for impairment annually in the fourth quarter, or when events or changes in circumstances indicate that the assets might be impaired, such as a significant adverse change in the business climate.
When goodwill is assessed for impairment, the Business has the option to perform an assessment of qualitative factors of impairment prior to necessitating a quantitative impairment test. Qualitative factors to consider include cost factors, projected financial performance, macroeconomic conditions (including changes in interest rates and discount rates), business, contractual, legal, regulatory or other relevant events and factors affecting the reporting unit, and results from prior quantitative tests. If we elect to bypass the qualitative assessment or the Business determines that it is more likely than not that the fair value of the Business’ reporting units is less than its carrying value, a quantitative assessment is then performed utilizing both the income and market approaches to estimate the fair value of its reporting units. The income approach involves discounting future estimated cash flows. The discount rate used is the value-weighted average of the reporting unit’s estimated cost of equity and debt (“cost of capital”) derived using both known and estimated customary market metrics. The Business performs sensitivity tests with respect to growth rates and discount rates used in the income approach. In applying the market approach, valuation multiples are derived from historical and projected operating data of selected guideline companies; evaluated and adjusted, if necessary, based on the strengths and weaknesses of the reporting unit relative to the selected guideline companies; and applied to the appropriate historical and/or projected operating data to arrive at an indication of fair value. The Business weights the results of the income and market approaches equally. If the reporting unit’s carrying value exceeds its estimated fair value, then an impairment is recorded for the difference, limited to the total amount of goodwill allocated to the reporting unit. In 2018 and 2017, the Business performed a qualitative assessment for its reporting units. Based on these assessments, the Business qualitatively concluded that it was more likely than not that the fair value of its reporting units exceeded their respective carrying values and therefore, did not result in an impairment.
The annual impairment evaluations for goodwill involve significant estimates made by management. The discounted cash flow analyses require various judgmental assumptions about sales, operating margins, growth rates, and discount rates. Assumptions about sales, operating margins and growth rates are based on the Business’ budgets, business plans, economic projections, anticipated future cash flows, and marketplace data. Changes in estimates could have a material impact on the carrying amount of goodwill in future periods.
The Business typically evaluates impairment of its indefinite-lived intangible assets by first performing a qualitative assessment. As part of this assessment, the Business considers its financial performance, including projected earnings and business trends, as well as the difference between the fair value and the carrying amount from any recent fair value calculation. If after assessing the totality of events and circumstances the Business determines that it is not more likely than not that the indefinite-lived intangible assets are impaired, then the Business need not calculate the fair value of the indefinite-lived intangible assets. The Business also continues to re-evaluate the useful life of these assets to determine whether events and circumstances continue to support an indefinite useful life.
Intangible assets that are deemed to have a finite life are amortized over their estimated useful life. They are also evaluated for impairment as discussed below in “Long-Lived Assets.”
Long-Lived Assets
Long-lived assets, other than goodwill and indefinite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Business compares the sum of the future undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of that long-lived asset. If this comparison indicates that there is an impairment, the carrying amount of the long-lived asset would then be reduced to the estimated fair value, which generally approximates discounted cash flows. The Business also evaluates the amortization periods of assets to determine whether events or circumstances warrant revised estimates of useful lives. The Business’ applicable long-lived assets include its property, plant and equipment and definite-lived intangible assets.
Income Taxes
Income taxes as presented herein attribute current and deferred income taxes of Flavors to the Business’ stand-alone financial statements in a manner that is systematic, rational, and consistent with the asset and liability method prescribed by ASC 740, “Income Taxes”. Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Flavors may not be included in the separate combined financial statements of the Business. Similarly, the tax treatment of certain items reflected in the separate combined financial statements of the Business may not be reflected in the consolidated financial statements and tax returns of Flavors; therefore, deferred tax assets and liabilities presented below, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the consolidated financial statements of Flavors and may never be realizable or payable to taxing authorities.
The breadth of the Business’ operations and the global complexity of tax regulations require assessments of uncertainties and judgements in estimating the taxes that the Business will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state and international tax audits in the normal course of business.
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Business’ assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.
The taxable income (loss) of certain Mafco Worldwide and Merisant entities was included in parent consolidated tax returns, where applicable. As such, separate income tax returns were not prepared for certain of the Business’ entities. Consequently, for such entities, income taxes currently payable are deemed to have been remitted to Flavors, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from Flavors in the period that a refund could have been recognized by the Business had it been a separate taxpayer.
As stated above in Note 1, the operations comprising the Business are in various legal entities which have no direct ownership relationship. Consequently, no provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates.
The Business records any tax assessed by a governmental authority that is both imposed on and concurrent with a specific revenue-producing transaction between a seller and a customer, which may include, but is not limited to, sales, use, value added, and some excise taxes on a net basis in the accompanying combined statements of operations.
Uncertainty in Income Taxes
As part of the process of preparing its combined financial statements, the Business is required to calculate the amount of income tax in each of the jurisdictions in which it operates. On a regular basis, the amount of taxable income is reviewed by various federal, state and foreign taxing authorities. As such, the Business provides reserves, when applicable, for unrecognized tax benefits that it believes could be challenged by these taxing authorities. Uncertain income tax positions must be “more likely than not” (i.e., greater than 50% likelihood of receiving benefit) before the Business recognizes the uncertain income tax positions in the financial statements. Further, the benefit to be recorded in the financial statements is the amount most likely to be realized assuming a review by the tax authorities having all relevant information and applying current conventions.
Revenue Recognition
Effective January 1, 2018, the Business adopted Accounting Standards Codification (“ASC”) 606, and all related amendments, which provides updated accounting guidance on recognizing revenue. This updated accounting guidance outlines a single comprehensive model for entities to utilize to recognize revenue when they transfer goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods or services.
The Business adopted this new accounting guidance using the modified retrospective method. Results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts continue to be reported in accordance with the Business’s historic accounting practices under previous guidance. However, given the nature of the Business’ products and the terms and conditions applicable to sales to its customers, the timing and amount of revenue recognized based on the underlying principles of ASC 606 are consistent with the Business’ revenue recognition policy under previous guidance. There was no impact to the combined balance sheets or the combined statements of operations and comprehensive income as of January 1, 2018 for the adoption of the standards update.
The Business recognizes revenue when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration the Business expects to be entitled to in exchange for those goods or services. The Business made an accounting policy election to exclude from the measurement of the transaction price sales taxes and all other items of a similar nature, and also elected to account for shipping and handling activities as a fulfillment of the promise to transfer the goods. Accordingly, shipping and handling costs are included in cost of sales.
The terms and conditions of sale under the supply agreements and/or purchase orders for Merisant call for FOB Destination and FOB Origin shipping terms with its customers. The customer payment terms are usually 40 days from invoice date. The terms and conditions of sale under the supply agreements and/or purchase orders for Mafco Worldwide have various shipping terms with its customers depending upon the customer requests. The customer payment terms range from 30-120 days from invoice date based upon geographic location of the customer.
Merisant usually offers promotional activities (e.g. coupons, trade discounts and other promotional activities) to the customers. These Variable Consideration amounts are estimated for each customer based on specific arrangement/agreement, an analysis of historical volume and/or current activity with that customer. Reassessment of Variable Consideration estimates is done at each reporting date throughout the contract period until the uncertainty is resolved (e.g. promotional campaign is closed and settled with customer)
Historically, the Business has encountered limited instances whereby customers rejected products as a result of orders being materially inaccurate and/or products being defective. The Business is tracking the reason codes for those customer returns to understand what was the return reason. Based on that the materiality of such returns is assessed. A return reserve is calculated (based on historical data as described above) every month to record this net sales adjustment, and these adjustments have not been significant.
The following table presents the Company’s revenues disaggregated by product categories:
	2019	2018	2017
Sweeteners	$165.9	$173.8	$168.1
Licorice products	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0

The following table presents the Merisant and MAFCO’s revenues disaggregated by operating segment:
	2019	2018	2017
Merisant – North America	$60.0	$59.0	$57.6
Merisant – Europe, Middle East and Africa	76.0	82.0	77.9
Merisant – Asia-Pacific	17.8	17.0	15.4
Merisant – Latin America	12.1	15.8	17.2
Mafco Worldwide	106.3	117.2	119.9
Total Product revenues, net	$272.2	$291.0	$288.0
Prior to January 1, 2018, pursuant to prior accounting guidance, the Business recognized product revenue when persuasive evidence of a non-cancelable arrangement existed, products had been shipped, the price was fixed or determinable, collectability was reasonably assured, legal title and economic risk had transferred to the customer and an economic exchange had taken place. Title for product sales may pass to customers upon leaving the Business’ facilities, upon receipt at a specific destination (such as a shipping port) or upon arrival at the customer’s facilities, depending on the terms of the contractual agreements for each customer.
The Business records an allowance for doubtful accounts as an estimate of the inability of its customers to make their required payments. The determination of the allowance requires the Business to make assumptions about the future ability to collect amounts owed from customers.
Foreign Currency Translation
The Business has determined that the functional currency for each combined subsidiary is its local currency, except for certain entities whose functional currency is the U.S. dollar. Assets and liabilities of entities outside the U.S. are translated into U.S. dollars at the exchange rates in effect at the end of each period; income and expense items are translated at each period’s average exchange rate; and any resulting translation difference is reported and accumulated as a separate component of combined statements of net parent investment, except for any entities which may operate in highly inflationary economies. Gains and losses resulting from transactions in other than functional currencies are reflected in operating results, except for transactions of a long-term nature.
Remeasurements of European entities whose functional currency is the U.S. dollar as well as translation adjustments for entities operating in highly inflationary economies and impacts of foreign currency transactions are recognized currently in other expense (income), net. Total foreign exchange losses, net of  $1.9 and $3.0 in 2018 and 2017, respectively, were recorded in other expense (income), net in the accompanying combined statements of operations.
Beginning January 1, 2019, the Business will be required to apply highly-inflationary accounting to its Argentinian subsidiary. This accounting treatment requires a change in the subsidiary’s functional currency from the local currency (Argentinian Peso) to the parent’s reporting currency (USD). This highly-inflationary classification results from the fact that the cumulative inflation rate for the preceding 3 year period exceeded 100 percent as of June 30, 2018. When the Business changes the functional currency, it will remeasure the subsidiary’s financial statements as if the new functional currency (USD) were the reporting currency. Accordingly, effective January 1, 2019, all Argentinian Peso denominated monetary assets and liabilities will be considered foreign currency denominated assets and liabilities and will be remeasured to USD (the functional currency) with remeasurement adjustments in the period recorded in the income statement. The USD will be the functional currency until the economic environment in Argentina ceases to be considered highly-inflationary. Accumulated remeasurement gain amounted to $0.1 as of August 2019.
Use of Estimates
The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
New Accounting Guidance
In May 2014, the FASB amended the existing accounting standards for revenue recognition. The amendments are based on the principle that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Business adopted these amendments early effective January 1, 2018 on a modified retrospective basis. The adoption did not have a material impact on the Business’ combined financial statements and related disclosures.
In February 2016, the FASB issued new guidance that will require organizations that lease assets with lease terms of more than 12 months to recognize assets and liabilities for the rights and obligations created by those leases on their balance sheets. The new guidance will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. This guidance will be effective in fiscal year 2021, with early adoption permitted. The Business is currently evaluating the adoption date and the effect that the updated standard will have on its combined financial statements and related disclosures.
In June 2016, the FASB issued new guidance, which was subsequently amended in November 2018, which will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. This new guidance further clarifies that impairment of receivables from operating leases should be accounted for in accordance with existing lease accounting guidance. This guidance will be effective in fiscal year 2023. The Business is currently evaluating the effect that the new guidance will have on its combined financial statements and related disclosures.
In February 2018, the FASB issued new guidance, which was issued to address the income tax accounting treatment of the stranded tax effects within other comprehensive income as a result of the enactment of the Tax Cuts and Jobs Act (“TCJA”) on December 22, 2017, which changed the Business’ income tax rate from 35% to 21%. This new guidance changed US GAAP whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The amendments may be adopted in total or in part using a full retrospective or modified retrospective method. The amendments are effective for periods beginning after December 15, 2018. Early adoption is permitted. The Business is assessing the effect that the new guidance will have on its combined financial statements.
Inflation and Economic Conditions
MAFCO and Merisant does not believe that inflation has had a material adverse effect on its revenues or results of operations.
Quantitative and Qualitative Disclosures of Market Risks
Not applicable as a smaller reporting company.

Appendix G
REGISTRATION RIGHTS AGREEMENT
THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of April 25, 2019, is made and entered into by and among Act II Global Acquisition Corp., a Cayman Islands exempted company (the “Company”), Act II Global LLC, a Delaware limited liability company (the “Sponsor”) and the undersigned parties listed on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder”and collectively the “Holders”).
RECITALS
WHEREAS, the Company and the Sponsor entered into that certain Securities Subscription Agreement (the “Founder Shares Purchase Agreement”), dated as of February 14, 2019, pursuant to which the Sponsor purchased an aggregate of 2,875,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”);
WHEREAS, on April 4, 2019, the Company effectuated a share capitalization in the form of a share dividend of 2.5 shares for each Class B Ordinary Share in issue, resulting in the Sponsor holding 7,187,500 Founder Shares, up to 937,500 of which will be forfeited to the Company for no consideration depending on the extent to which the underwriters of the Company’s initial public offering exercise their over-allotment option;
WHEREAS, on April 25, 2019, the Company effectuated a share capitalization in the form of a share dividend of 1.044 shares for each Class B Ordinary Share in issue, resulting in the Sponsor holding 7,503,750 Founder Shares, up to 978,750 of which will be forfeited to the Company for no consideration depending on the extent to which the underwriters of the Company’s initial public offering exercise their over-allotment option;
WHEREAS, the Founder Shares are convertible into the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares “), on the terms and conditions provided in the Company’s amended and restated memorandum and articles of incorporation;
WHEREAS, on April 25, 2019, the Company entered into that certain Private Placement Warrants Purchase Agreement with Act II Global LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 6,750,000 warrants (regardless of whether the Over-allotment Option (as defined below) in connection with the Company’s Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable) bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant; and
WHEREAS, in order to finance the Company’s transaction costs in connection with an intended Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or certain officers and directors of the Company may loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into warrants (“Working Capital Warrants”) at a price of $1.00 per warrant; and
WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Business Combination” shall mean any merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses, involving the Company.
“Class B Ordinary Shares” shall have the meaning given in the Recitals.
“Commission” shall mean the Securities and Exchange Commission.
“Company” shall have the meaning given in the Preamble.
“Demand Registration” shall have the meaning given in subsection 2.1.1.
“Demanding Holder” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1” shall have the meaning given in subsection 2.1.1.
“Form S-3” shall have the meaning given in subsection 2.3.
“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the Ordinary Shares issuable upon conversion thereof.
“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (A) one year after the completion of the Company’s initial Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property.
“Founder Shares Purchase Agreement” shall have the meaning given in the Recitals hereto.
“Holders” shall have the meaning given in the Preamble.
“Insider Letter” shall mean that certain letter agreement, dated as of April 25, 2019, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.
“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.
“Ordinary Shares” shall have the meaning given in the Recitals.
“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Insider Letter, this Agreement, and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.
“Piggyback Registration” shall have the meaning given in subsection 2.2.1.
“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Ordinary Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the completion of the Company’s initial Business Combination.
“Private Placement Warrants” shall have the meaning given in the Recitals hereto.
“Pro Rata” shall have the meaning given in subsection 2.1.4.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the Founder Shares and the Ordinary Shares issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants (including any Ordinary Shares issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (d) any equity securities (including the Working Capital Warrants and the Ordinary Shares issued or issuable upon the exercise of Working Capital Warrants) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by a Holder, and (e) any other equity security of the Company issued or issuable with respect to any such Ordinary Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone and delivery expenses;
(D) reasonable fees and disbursements of counsel for the Company;
(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Working Capital Warrants” shall have the meaning given in the Recital hereto.
ARTICLE II
REGISTRATIONS
2.1 Demand Registration.
2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date the Company consummates the Business Combination, the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.
2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.
2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.
2.2 Piggyback Registration.
2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates a Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.
2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:
(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and

(C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;
(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.
2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.
2.3 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days.
ARTICLE III
COMPANY PROCEDURES
3.1 General Procedures. If at any time on or after the date the Company consummates a Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;
3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;
3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders, or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative, or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;
3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);
3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.
3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4 .
3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1 Indemnification.
4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: c/o Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, Fl11, New York, NY 10105, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2 Assignment; No Third Party Beneficiaries.
5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. After the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, the Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee.
5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement

(which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
ACT II GLOBAL ACQUISITION CORP., a Cayman Islands exempted company
By:	/s/ John Carroll
Name: John Carroll
Title: Chief Executive Officer
ACT II GLOBAL LLC, a Delaware limited liability company
By:	/s/ John Carroll
Name: John Carroll
Title: Managing Member
[Signature Page to Registration Rights Agreement]